Exhibit 10(B)

EXECUTION COPY

CREDIT AND SECURITY AGREEMENT

by and between

MVC CAPITAL, INC.,

as Borrower,

and

MVC FINANCIAL SERVICES, INC.,

MVC CAYMAN,

MVC GP II, LLC

and

MVC PARTNERS LLC

As Guarantors

and

THE LENDERS FROM TIME TO TIME PARTIES

HERETO,

as Lenders,

and

SANTANDER BANK, N.A.

as

Agent

and

Wintrust Bank

as

Syndication Agent

Dated: December 9, 2015

i

6.2	Conditions Precedent to All Revolving Loans	53

ARTICLE 7	REPRESENTATIONS AND WARRANTIES	54

7.1	Organization; Powers	54
7.2	Authorization; Enforceability	54
7.3	No Conflicts	54
7.4	Governmental Approvals	55
7.5	Financial Statements; No Material Adverse Effect; Solvent	55
7.6	Assets; No Liens	56
7.7	Litigation	56
7.8	Compliance with Laws	56
7.9	Environmental Condition	56
7.10	No Defaults	56
7.11	Material Contracts	56
7.12	Restrictive Agreements	56
7.13	Taxes	57
7.14	ERISA	57
7.15	Insurance	57
7.16	Capitalization and Subsidiaries	57
7.17	Security Interest in Collateral	57
7.18	Brokers	58
7.19	Intellectual Property	58
7.20	Reserved	58
7.21	Labor Relations	58
7.22	Payable Practices	58
7.23	Margin Stock	58
7.24	Investment Company Act; Regulated Investment Company	58
7.25	Anti-Terrorism Laws; Anti-Money Laundering Laws	59
7.26	Equity Investments and Debt Investments	60
7.27	Credit and Compliance Policies	61
7.28	Pledge Agreement	61
7.29	Complete Disclosure	61

ARTICLE 8	AFFIRMATIVE COVENANTS	62

8.1	Financial Statements, Borrowing Base Certificate and Other Information	62
8.2	Notices of Material Events	62
8.3	Existence; Business Development Company; Regulated Investment Company	63
8.4	Payment of Obligations	63
8.5	Maintenance of Properties	63
8.6	Compliance with Laws	63
8.7	Insurance	63
8.8	Inspection Rights; Field Examinations; Valuations	63
8.9	Use of Proceeds	64
8.10	Cash Management; Collection of Proceeds of Collateral	64
8.11	Additional Collateral; Further Assurances	65
8.12	End of Fiscal Years; Fiscal Quarters	66
8.13	Required Pledged Cash Amount	66
8.14	Investment Documents	66
8.15	Maintenance of Current Administrative Procedures	66

8.16	Credit Policy	66
8.17	Investments	67
8.18	Subordination	67
8.19	Costs and Expenses	67

ARTICLE 9	NEGATIVE COVENANTS	68

9.1	Indebtedness	68
9.2	Liens	68
9.3	Fundamental Changes	68
9.4	Asset Sales	68
9.5	Loans, Advances, Investments, Etc.	68
9.6	Investments	69
9.7	Transactions with Affiliates	69
9.8	Change in Business	69
9.9	Restricted Payments	69
9.10	Restrictive Agreements	69
9.11	Certain Payments of Indebtedness, Etc.	70
9.12	Amendment of Material Documents	70
9.13	Sale and Leasebacks	70

ARTICLE 10	FINANCIAL COVENANTS	70

10.1	Maximum Balance Sheet Leverage	70
10.2	Minimum Interest Coverage Ratio	70
10.3	Financial Covenant Cure Provisions	71

ARTICLE 11	EVENTS OF DEFAULT AND REMEDIES	72

11.1	Events of Default	72
11.2	Remedies	74

ARTICLE 12	ASSIGNMENTS AND PARTICIPATIONS; APPOINTMENT OF AGENT	75

12.1	Assignment and Participations	75
12.2	Appointment of Agent	77
12.3	Agent’s Reliance, Etc.	78
12.4	Agent and Affiliates	79
12.5	Lender Credit Decision	79
12.6	Indemnification	79
12.7	Successor Agent	80
12.8	Setoff and Sharing of Payments	80
12.9	Revolving Loans; Payments; Non-Funding Lenders; Defaulting Lenders; Information; Actions in Concert	81
12.10	Amendments and Waivers	83

ARTICLE 13	JURY TRIAL WAIVER; OTHER WAIVERS; CONSENTS; GOVERNING LAW	84

13.1	Obligations and Liabilities of Lender	84
13.2	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	85
13.3	Waiver of Notices	86

13.4	Amendments and Waivers	86
13.5	Waiver of Counterclaims	86
13.6	Indemnification	86

ARTICLE 14	NOTICES; MISCELLANEOUS	87

14.1	Notices	87
14.2	Partial Invalidity	89
14.3	Successors	89
14.4	Entire Agreement	90
14.5	USA Patriot Act	90
14.6	Counterparts, Etc.	90

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Borrowing Base Certificate

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Assignment and Acceptance Agreement

Exhibit D	Wire Instructions

Exhibit E	Supplemental Agreement

Exhibit F	Form of Revolving Note

Exhibit G	MVC Capital Debt Investing Guidelines

Schedule 1.1	Lenders’ Commitment Amounts

Schedule 5.1(b)	Excluded Collateral

Schedule 6.1	Conditions Precedent to Initial Loans

Schedule 7.7	Litigation

Schedule 7.9	Environmental Matters

Schedule 7.12	Restrictive Agreements

Schedule 7.15	Insurance

Schedule 7.16	Subsidiaries

Schedule 7.19	Intellectual Property

Schedule 7.21	Collective Bargaining Agreements

Schedule 7.26(a)	Equity Investments

Schedule 7.26(b)	Debt Investments

Schedule 7.26(c)	Remaining Equity Interests

Schedule 8.1	Financial and Collateral Reporting

Schedule 8.5	Permitted Investments

Schedule 8.10	Bank Accounts

Schedule 9.1	Permitted Indebtedness

Schedule 9.2	Permitted Liens

Schedule 12.1(b)	Disqualified Lenders

2

CREDIT AND SECURITY AGREEMENT

This Credit and Security Agreement (“Agreement”) dated as of December 9, 2015 is entered into by and between MVC CAPITAL, INC., a corporation formed under the laws of the State of Delaware (the “Borrower”), MVC FINANCIAL SERVICES, INC., a corporation formed under the laws of the State of Delaware, MVC CAYMAN, an exempted company incorporated under the laws of the Cayman Islands, MVC GP II, LLC, a limited liability company formed under the laws of the State of Delaware, and MVC PARTNERS LLC, a limited liability company formed under the laws of the State of Delaware, (collectively and individually, the “Guarantors”), the financial institutions or entities from time to time parties to this Agreement (collectively and individually, the “Lenders”), and SANTANDER BANK, N.A., as agent, (“Agent”) and WINTRUST BANK, as syndication agent.

WITNESSETH:

WHEREAS, Borrower has requested that Agent and Lenders provide a credit facility to Borrower and Agent and Lenders are willing to provide such credit facility on the terms and conditions set forth herein and in the other Loan Documents (as defined below);

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1          Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Additional Disqualified Lender” has the meaning set forth in the definition of Disqualified Lenders.

“Additional Disqualified Lender Notice” has the meaning set forth in the definition of Disqualified Lenders.

“Affiliate” means, with respect to a specified Person, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include any Person that is an “Affiliate” solely by reason of Borrower’s or any Subsidiary’s investment therein in connection with an Equity Interest owned by the Borrower or Debt Investment made in the ordinary course of business and consistent with the Credit Policy.

“Agent” has the meaning set forth hereinabove, in its capacity as the arranger of the Commitments and as the administrative and collateral agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and assigns.

“Agent’s Bailee” shall mean any Person at any time designated by Agent as bailee for Agent with respect to any of the Equity Documents or Debt Investment Loan Documents; provided, that, (a) from and after the Closing Date, Agent’s Bailee shall be U.S. Bank National Association for the Equity Documents and the Debt Investment Loan Documents pursuant to the U.S. Bank Securities Control Agreement, subject to the right of Agent to designate at any time, in its sole discretion, a successor Agent’s Bailee to replace U.S. Bank National Association, as provided for in the Bailment Agreement and (b) in the event that Agent exercises such right, Agent shall give the Borrower ten (10) days’ prior written notice of any replacement Agent’s Bailee.

“Agreement” means, this Credit and Security Agreement, as it may be amended, modified or restated hereafter.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including 18 U.S.C. Section 1956 and 1957, and the BSA.

“Anti-Terrorism Laws” means the OFAC Laws and Regulations and the Executive Orders as each of such terms is defined in Section 5.32 and the USA Patriot Act.

“Applicable Margin” means, with respect to LIBOR Loans, three and three-quarters percent (3.75%) and with respect to Prime Rate Loans, one percent (1%).

“Asset Sale” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, conveys, leases or subleases, licenses or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Assignment Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit C.

“Availability Block” means, on the Closing Date and at all times after the Closing Date, Five Million Dollars ($5,000,000).

“Balance Sheet Leverage Ratio” means (a) total senior debt less any outstanding principal on the BB&T Credit Facility divided by (b) Shareholders’ Equity plus Subordinated Debt.

“Bank Product Agreement” means an agreement entered into at any time by any Credit Party with Agent, a Lender or an Affiliate of Agent or a Lender, governing the terms and conditions with respect to a Bank Product provided by Agent, a Lender or an Affiliate of Agent or a Lender to any Credit Party.

“Bank Product Obligations” means any obligation of Credit Parties on account of any Bank Product.

“Bank Products” means any one or more of the following types of services or facilities provided to Credit Parties by Agent or a Lender (or an Affiliate of Agent or a Lender): (a) credit cards, debit cards or stored value cards or the processing of payments and other administrative services with respect to credit cards, debit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of Borrower pursuant to agreement or overdraft for any accounts of Credit Parties maintained at Agent or at a Lender, (ii) controlled disbursement services and (iii) Hedge Agreements, to the extent permitted hereunder.

“BB&T” means Branch Banking and Trust Company, a North Carolina banking corporation.

“BB&T Intercreditor Agreement” means the intercreditor agreement by and between the Agent and BB&T.

“Borrower” has the meaning set forth hereinabove.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           Sixty-five percent (65%) multiplied by the lower of (i) the outstanding principal balance or (ii) the Fair Market Value, of all Eligible Senior Debt Investments; plus

(b)           Fifty percent (50%) (which shall reduce to forty (40%) percent after the first anniversary of the Closing Date) multiplied by the lower of (i) the outstanding principal balance or (ii) the Fair Market Value, of all Eligible Subordinate Debt Investments; minus

(c)           Reserves; minus

(d)           the Availability Block.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A hereto, as such form, subject to the terms hereof, may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by a Responsible Officer of the Borrower and delivered to Agent.

“BSA” means the Bank Secrecy Act (31 U.S.C. Section 5311 et. seq.), and it’s implementing regulations, Title 31 Part 103 of the U.S. Code of Federal Regulations.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any LIBOR Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means with respect to any Person for any period the aggregate of all expenditures by such Person and its Subsidiaries made during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capital Lease Obligations paid or payable during such period, other than the interest component of any Capital Lease Obligation (without duplication as to any period).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States, or any state thereof or the District of Columbia, having combined capital and surplus of not less than Two Hundred Fifty Million Dollars and 00/100 ($250,000,000.00) and not subject to setoff rights in favor of such bank.

“Cash Management Bank” shall have the meaning set forth in Section 8.10.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (b) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of thirty (30%) percent or more of the voting power of the total outstanding voting stock of Borrower, except as otherwise consented to in writing by Agent; (c) during any period of two (2) years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose nomination for election was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then still in office; (d) the failure of Borrower to own, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding voting stock of the Guarantors; or (e) termination of the Investment Agreement.

“Closing Date” means the date on which the conditions specified in Section 6.1 are satisfied or waived in writing by Agent.

“Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” means any and all of the following property owned, leased, or operated by Credit Parties and any and all other property of Credit Parties, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of Agent, for the benefit of Agent, the Lenders and providers of Bank Products, to secure the Obligations:

(a)           all Accounts;

(b)           all Goods, including Equipment, Inventory and Fixtures;

(c)           all Documents, Instruments and Chattel Paper, including without limitation, all Debt Investments and Debt Investment Loan Documents;

(d)           all Letters of Credit and Letter-of-Credit Rights;

(e)           all Securities Collateral;

(f)            all Investment Property, including, without limitation, the Equity Investments listed on Schedule 7.26(a) and the Equity Interests owned by the Borrower in the Remaining Equity Interests listed on Schedule 7.26(c);

(g)           all Intellectual Property Collateral;

(h)           all Commercial Tort Claims;

(i)            all General Intangibles, including, without limitation, all Payment Intangibles;

(j)            all Money and all Deposit Accounts;

(k)           all Supporting Obligations;

(l)            all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records relating to the Collateral; and

(m)          to the extent not covered by clauses (a) through (l) of this sentence, all other personal property of the Credit Parties, whether tangible or intangible and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Credit Parties from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary set forth herein, “Collateral” shall not include any of the Excluded Collateral.

“Collateral Access Agreement” means an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to Borrower or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and, subject to, and in accordance with the terms hereof, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.3 and 12.1. The initial amount of each Lender’s Commitment is set forth on Schedule 1.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate principal amount of the Lenders’ Commitments on the Closing Date is equal to the Maximum Credit.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consenting Lenders” shall have the meaning set forth in Section 12.10(b) hereof.

“Consent Rights Trigger Events” means the occurrence of one of the following events:

(a)           the Borrower’s receipt of a Notice of Acceleration;

(b)           the Agent and/or the Lenders commence exercising their remedies pursuant to Section 11.2; or

(c)           the occurrence of an Event of Default described in Sections 11.1(e) and 11.1(f).

“Control Agreements” means, collectively and individually, a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Credit Parties, Agent, Agent’s Bailee and/or the applicable securities intermediary (with respect to a securities account) or bank (with respect to a Deposit Account) with respect to a securities account or Deposit Account, or bailee (with respect to the Debt Investment Loan Documents and Equity Investments), as the case may be, that is sufficient to perfect the security interests of Agent for the ratable benefit of Agent and the Lenders therein and provides such other rights with respect thereto as Agent, for the ratable benefit of Agent and the Lenders, requires.

“Credit Facility” means the Revolving Loans provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.3 hereof.

“Credit Parties” means, collectively, Borrower and Guarantors, and “Credit Party” means Borrower or any Guarantor, individually.

“Credit Policy” means the MVC Capital Debt Investing Guidelines and MVC Investment Limits/Guidelines of Borrower and all other documents listed on Exhibit G hereto by which Borrower from time to time originates, manages, services and collects Debt Investments as in effect on the Closing Date, as such Credit Policy may be amended or supplemented from time to time in accordance with the provisions of Section 9.12 of this Agreement.

“Cure Notice” shall have the meaning as defined in Section 10.3.

“Cure Period” shall have the meaning as defined in Section 10.3.

“Cure Right” shall have the meaning as defined in Section 10.3.

“Debt Investment” means any Investment in the form of a loan or advance to a Debt Investment Obligor, making of a time deposit with a Debt Investment Obligor, or guarantee or assumption of any obligations of a Debt Investment Obligor or otherwise.

“Debt Investment Collateral” means any and all property of a Debt Investment Obligor that secures its obligations under the applicable Debt Investment Loan Documents.

“Debt Investment Loan Documents” means collectively and individually, the Senior Debt Investment Loan Documents and the Subordinate Debt Investment Loan Documents.

“Debt Investment Obligor EBITDA” means for any Debt Investment Obligor for any period, “EBITDA” (or, if applicable, “Consolidated EBITDA”) of such Debt Investment Obligor and, if applicable, its Subsidiaries, as defined in the applicable Debt Investment Loan Documents. In the event “EBITDA” (or, if applicable, “Consolidated EBITDA”) is not defined in the Debt Investment Loan Documents for a particular Debt Investment, then “EBITDA” (or, if applicable, “Consolidated EBITDA”) shall mean the calculation resulting from applying the definition of “EBITDA” in this Agreement to the applicable Debt Investment Obligor for the applicable period.

“Debt Investment Obligors” means, collectively and individually, the Senior Debt Investment Obligors and the Subordinate Debt Investment Obligors.

“Debt Investment Obligor Material Adverse Effect” means, as to any Debt Investment Obligor, a material adverse effect on any of (a) the operations, business, assets, properties or condition (financial or otherwise) of such Debt Investment Obligor, (b) the ability of such Debt Investment Obligor to perform its material obligations under the Debt Investment Loan Documents to which it is a party, (c) the legality, validity or enforceability of the Debt Investment of Borrower in such Debt Investment Obligor or any of the Debt Investment Loan Documents related thereto, (d) the rights and remedies of Borrower in respect of its Debt Investment in such Debt Investment Obligor or under any of the Debt Investment Loan

Documents related thereto or the ability of Borrower to realize on its Debt Investment in such Debt Investment Obligor.

“Default” means an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), two percent (2%) plus the interest rate otherwise applicable thereto.

“Defaulting Lender” means any Lender, as determined by Agent in its Permitted Discretion, that has (a) become a Non-Funding Lender, (b) notified the Borrower, the Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, (d) failed, within two (2) Business Days after written request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Revolving Loans, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (f) become or is insolvent or any Person that directly or indirectly controls such Lender has become or is insolvent, (g) has become the subject of a bankruptcy or insolvency proceeding or any Person that directly or indirectly controls such Lender has become the subject of a bankruptcy or insolvency proceeding, (h) has had a receiver, conservator, trustee, custodian or similar official appointed for it or any substantial part of its assets or any Person that directly or indirectly controls such Lender has had a receiver, conservator, trustee, custodian or similar official appointed for it or any substantial part of its assets, (i) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (j) has, or any Person that directly or indirectly controls such Lender has, taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any proceeding or appointment described in the foregoing paragraphs (e), (f), (g), (h) or (i).

“Deposit Accounts” means, collectively and individually (a) all deposit accounts as such term is defined in the UCC and all accounts and sub-accounts relating to any of the foregoing accounts and (b) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (a) of this definition.

“Designated Person” shall have the meaning as defined in Section 7.25(a).

“Disqualified Lenders” means any of the following, which shall be subject to the Agent’s agreement (in consultation with Lenders) in its Permitted Discretion, (a) each bank, financial institution, business development company or fund, which are competitors of Borrower, (including all Affiliates of and funds managed or advised by each such Person to the extent reasonably identifiable, on the basis of such Person’s name, as an Affiliate or fund managed or advised by such Person) and in each case identified to Agent by Borrower in writing as a

“Disqualified Lender” as set forth on Schedule 12.1(b) and (b) each additional Person who shall become a competitor of Borrower specified by Borrower from time to time after the Closing Date (including all Affiliates of and funds managed or advised by each such Person to the extent reasonably identifiable, on the basis of such Person’s name, as an Affiliate or fund managed or advised by such Person) (“Additional Disqualified Lender”) in a written notice to Agent and Lenders by Borrower (each such notice, an “Additional Disqualified Lender Notice”). Each Additional Disqualified Lender Notice shall become effective two (2) Business Days after the date approved by the Agent (in consultation with Lenders) or all Lenders in their Permitted Discretion, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interests in the Loans and/or Commitments as permitted herein.

“EBITDA” means, for any period for any Person, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Debt Investments and Equity Interests owned by such Person) , minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for such Person on a consolidated basis in accordance with GAAP.

“Eligible Debt Investments” shall mean Debt Investments that have been originated, purchased or otherwise acquired by Borrower in the ordinary course of business, net of purchase discount, to the extent funded by Borrower but not yet collected, that in each case at the time of creation and at all times thereafter no such Debt Investment shall be an Eligible Debt Investment unless:

(a)           such Debt Investment is owned by the Borrower and is subject to a perfected first priority security interest in favor of Agent for the ratable benefit of Agent, Lenders and Bank Product providers;

(b)           such Debt Investment is evidenced by Debt Investment Loan Documents that has been duly authorized, executed and delivered and are enforceable against the Debt Investment Obligor thereof;

(c)           such Debt Investment is denominated and payable in either United States or Canadian Dollars;

(d)           such Debt Investment is owed by a Debt Investment Obligor that has not sold all or substantially all its assets (unless such Debt Investment has been assumed by a Person that shall have acquired such assets and otherwise satisfies the requirements set forth in this definition);

(e)           such Debt Investment and the Debt Investment Loan Documents evidencing Borrower’s security interest in the Debt Investment Collateral is not subject to any Lien (other than Liens arising under the Loan Documents);

(f)            no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Debt Investment or any instrument or agreement evidencing Borrower’s security interest in any Debt Investment Collateral;

(g)           the Debt Investment Obligor in respect of such Debt Investment is not (i) an individual, (ii) organized or incorporated under the laws of a jurisdiction other than the United States of America or Canada (including any state, territory or insular area thereof, but excluding the Province of Quebec), (iii) the subject of an Insolvency Proceeding or (iv) sixty (60) days (or such shorter number of days as may be applicable for determining when an Investment is to be considered as a default Debt Investment under any debt instrument to which Borrower or any of their Subsidiaries is a party, but in no event less than forty-five (45) days) or more past due with respect to any interest or principal payments or that is or otherwise should be considered a non-accrual or charged-off loan by Borrower in accordance with the Credit Policy;

(h)           such Debt Investment is not owed by the government (or any department, agency, public corporation, or instrumentality thereof) of any country;

(i)            such Debt Investment is not owed, directly or indirectly, by a Credit Party or any of their Affiliates, or any employee, officer, director or agent of a Credit Party or their Affiliates;

(j)            Borrower and its Subsidiaries are not indebted to the Debt Investment Obligor or any Affiliate of such Debt Investment Obligor, but only to the extent of such indebtedness;

(k)           such Debt Investment is not subject to any counterclaim, deduction, defense, setoff or dispute;

(l)            such Debt Investment shall not be evidenced by or arise under any promissory note, lease, chattel paper, or instrument, other than the Debt Investment Loan Documents;

(m)          such Debt Investment complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, State or local;

(n)           such Debt Investment has an internal rating of at least one (1) and not more than five (5) under the Investment Rating Policy;

(o)           there are no material covenant defaults under the Debt Investment Loan Documents;

(p)           such Debt Investment has a valuation of not less than ninety percent (90%) of par value from an external valuation prepared by a valuation agency acceptable to the Agent

(the Borrower’s current valuation agency, Murray Devine & Company are acceptable to the Agent);

(q)           to the extent the aggregate amount of Eligible Debt Investments owing by any Industry Class exceeds twenty percent (20%) of the aggregate amount of Debt Investments, the amount in excess of twenty percent (20%) shall not be Eligible Debt Investments;

(r)            to the extent the aggregate amount of Eligible Debt Investments owing by any one Debt Instrument Obligor and its Subsidiaries and Affiliates exceeds fifteen percent (15%) (which shall reduce to ten percent (10%) after the first anniversary of the Closing Date) of the aggregate amount of Debt Investments, the amount in excess of such limits shall not be Eligible Debt Investments;

(s)            there shall be at least eight (8) Eligible Debt Investments at any time;

(t)            the amount of Eligible Debt Investment for each Senior Debt Investment shall be limited to (i) four and one-half (4.5) (which shall reduce to four (4) after the first anniversary of the Closing Date) multiplied by (ii) the Senior Debt Investment Obligor’s trailing twelve (12) month Debt Investment Obligor EBITDA for the period being measured;

(u)           the amount of Eligible Debt Investment for each Subordinate Debt Investment shall be limited to (i) four and one-half (4.5) (which shall reduce to four (4) after the first anniversary of the Closing Date) multiplied, by (ii) the Subordinate Debt Investment Obligor’s trailing twelve (12) month Debt Investment Obligor EBITDA for such period being measured;

(v)           the Debt Investment Obligor shall have a Fixed Charge Coverage Ratio, as such term is defined in the applicable Debt Investment Loan Document, of not less than 1.0 to 1 computed on a trailing twelve (12) month basis;

(w)          notwithstanding anything herein to the contrary, subject to the limitations otherwise set forth herein, the Debt Investments to Biogenic Reagents shall be eligible as Senior Debt Investments until the first anniversary of the Closing Date and thereafter it shall be considered as Senior Debt Investments or Subordinate Debt Investments, as applicable;

(x)           at the time the Debt Investment was made, it was in substantial compliance with the Credit Policy;

(y)           (i) the Debt Investment Loan Documents do not restrict (A) the Borrower’s ability to grant the Agent a security interest in the Debt Investment and the Debt Investment Loan Documents, (B) if required hereunder, the Borrower’s ability to assign or transfer all of its right, title and interest in the Debt Investment and the Debt Investment Loan Documents to the Agent, for the benefit of the Agent and the Lenders and (C) the Agent’s ability to foreclose on and take ownership of the Borrower’s interest in the Debt Investment and the Debt Investment Loan Documents, or (ii) the Debt Investment Obligor, its lenders and the Agent have executed a Joinder Agreement, in form and substance satisfactory to the Agent in its Permitted Discretion; and

(z)           which Agent otherwise determines is unacceptable in its Permitted Discretion and provides the Borrower with 10 days prior written notice before it is no longer an Eligible Debt Investment.

Upon 10 days prior written notice to the Borrower, the criteria for Eligible Debt Investments set forth above may be changed and any new criteria for Eligible Debt Investments may be established by Agent in the exercise of its Permitted Discretion solely based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that such event, condition or circumstance has not been identified by Borrower to the field examiners of Agent prior to the Closing Date (except to the extent that it may have been identified but Agent has elected not to establish eligibility criteria with respect thereto as of the Closing Date), in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Debt Investments or Agent’s ability to realize upon the Debt Investments as determined by Agent in its Permitted Discretion. Any Debt Investments that are not Eligible Debt Investments shall nevertheless be part of the Collateral. In determining the amount of the Debt Investments to be included in the Borrowing Base, the face amount of a Debt Investments shall be reduced, to the extent not reflected in such face amount, by (i) the amount of all accrued and actual set off, discounts, claims, credits or credits pending, or other reductions (including any amount that Borrower may be obligated to reduce the Debt Investments pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received or being held by Borrower as cash collateral in respect of such Debt Investments but not yet applied by Borrower to reduce the amount of such Eligible Debt Investments.

“Eligible Senior Debt Investments” means Eligible Debt Investments consisting of Senior Debt Investments.

“Eligible Subordinate Debt Investments” means Eligible Debt Investments consisting of Subordinate Debt Investments.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equipment” means now owned and hereafter acquired equipment of the Credit Parties, wherever located, including machinery, data processing and computer equipment (whether owned or leased and including embedded software that is licensed as part of such computer equipment), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Documents” means all shareholder agreements, limited liability operating agreements and any agreements, instruments and documents executed in connection therewith or pursuant thereto and related to Portfolio Company, and including any registration rights agreement, any proxy, voting rights agreements, operating agreement, certificate of incorporation or formation, articles of incorporation, certificate of formation, member agreement, by-laws, and any similar agreements or documents) and certificates, documents or other tangible evidence or representation of the Equity Interests in such Portfolio Company.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investments” means (i) all Equity Interests in any Portfolio Company directly and beneficially owned by Borrower consisting of common stock or preferred stock, membership interests, limited partnership interests or similar non-contingent equity ownership interests, (ii) which are listed on Schedule 7.26(a) and (iii) are subject to a first priority Lien in favor of the Lender.

“Equity Issuance” means (a) any issuance or sale by Borrower or any other Credit Party on or after the Closing Date of (i) any of such Person’s Equity Interests (including, without limitation, any Equity Interests issued upon the exercise of any warrants or options referred to in clause (ii)), (ii) any warrants or options exercisable in respect of such person’s Equity Interests (other than any Equity Interests, warrants or options issued to directors, officers or employees of the Credit Parties and Tokarz Group pursuant to employee benefit plans, equity compensation plan, restricted stock plan, employee stock ownership plan and/or employment agreement established in the ordinary course of business and any Equity Interests issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing a membership or other equity interest (or the right to obtain a membership or other equity interest) in such person or (b) the receipt by the Credit Parties of any capital contribution (whether or not evidenced by an membership interest or other equity security issued by such person upon such contribution).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Credit Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Credit Parties or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Credit Parties or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Credit Parties or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Credit Parties or any of their ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Credit Parties or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Credit Parties or any ERISA Affiliate of any notice, concerning the imposition upon the Credit Parties or any of their ERISA Affiliates of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Excess Availability” means the amount, as determined by Agent, calculated at any date, equal to: (a) the Borrowing Base (after giving effect to any applicable Reserves), minus (b) the aggregate outstanding and unpaid principal balance of all Revolving Loans.

“Excluded Collateral” means:

(a)           motor vehicles covered by a certificate of title law of any state or other Equipment subject to a certificate of title statute;

(b)           Excluded Deposit Accounts;

(c)           any securities, cash or Cash Equivalents held as collateral by BB&T and subject to the BB&T Intercreditor Agreement;

(d)           any leasehold interests in Real Property;

(e)           any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable Federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a), such intent-to-use trademark application shall cease to be Excluded Collateral and shall be considered Collateral;

(f)            any leases, licenses, contracts, permits and agreements which under the terms of such lease, license, contract, permit or agreement, or applicable law with respect thereto, the grant of a Lien therein or in such assets to Agent is prohibited and such prohibition is enforceable under applicable law and has not been or is not waived or the consent of the other party to such lease, license, contract, permit or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived;

(g)           Equity Interests in any Portfolio Companies not formed in the United States of America;

(h)           the Third Party Pledged Equity Interests; and

(i)            any asset with respect to which Agent shall have determined in consultation with Borrower that the cost of obtaining a security interest in such asset is excessive in relation to the value of the security to be afforded thereby.

“Excluded Deposit Account” shall mean (a) any Deposit Account that is specifically and exclusively used for payroll, payroll taxes, employee wages and benefits, withholding tax payments, earnest money and escrow deposits, (b) any Deposit Account in which BB&T holds a perfected first priority security interest as provided for in the BB&T Intercreditor Agreement, (c) other Deposit Accounts so long as the aggregate amount on deposit in all such other Deposit Accounts under this clause (c) does not exceed One Million Dollars ($1,000,000) for any period of three or more consecutive Business Days, and (d) the JPM Letter of Credit Deposit Account.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or Lenders or required to be withheld or deducted from a payment to Agent or Lenders: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of the Agent or Lenders being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), and (b) any U.S. Federal withholding Taxes imposed under Sections 1471 through 1474 of the Code.

“Executive Orders” shall have the meaning as defined in Section 7.25(a).

“Fair Market Value” means, with respect to any Investment of Borrower, at any time, the fair market value of such Investment as required by, and determined in accordance with, the Investment Company Act and any orders of the SEC issued to Borrower or its Subsidiaries (other than MVC PE Fund), all as determined by the Board of Directors of Borrower and their independent accountants in a manner consistent with the current Investment Ratings Policy and Credit Policy; provided, that, if such Investment has been subject to a Third Party Valuation, the Fair Market Value as to such Investment shall be the lesser of the fair market value determined as described above and the most recent value thereof pursuant to the most recent Third Party Valuation with respect thereto.

“Fee Letter” means that certain Fee Letter of even date herewith between the Borrower and the Agent.

“Financial Covenants” shall have the meaning as defined in Section 10.3.

“Financial Covenant Default” shall have the meaning as defined in Section 10.3.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of the Credit Parties delivered in accordance with Sections 7.5 and 8.1.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis (other than such changes, with respect to Borrower, as are appropriate to reflect Borrower’s election to become a business development company under the Investment Company Act); provided, that, (a) for the purpose of Section 10.1 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and (b) in the event of any change in GAAP after the date hereof that affects the covenants in Section 10.1 hereof, Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Borrower, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Borrower and Agent.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).

“Guarantors” means, collectively and individually, the “Guarantors” defined in the preamble hereto and any other Person guaranteeing the Obligations of Borrower to the Agent and Lenders from time to time.

“Guaranty Agreements” collectively and individually, each guaranty agreement executed by a Guarantor in favor of the Agent, for the benefit of itself and the Lenders, as the same may be modified, amended, supplemented or restated from time to time.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Increased Amount Date” shall have the meaning set forth in Section 2.3(a) hereof.

“Increasing Lender” shall have the meaning set forth in Section 2.3(a) hereof.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (excluding (i) compensation of employees and consultants in the ordinary course of business, (ii) trade payables and (iii) other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than ninety (90) days after the date such payable was due under its original terms nor such trade payables if outstanding longer that are being contested or disputed by such Person in good faith in the ordinary course of business shall be deemed to constitute Indebtedness) and including any earn-outs or similar arrangements in connection with any acquisition of businesses by such Person, whether contingent or otherwise subject to any conditions or limitations; (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property and all obligations and liabilities arising in connection with factoring arrangements or other arrangements with respect to the sale of receivables; (e) that portion of Capitalized Lease Obligations of such Person that is (or is required to be) classified as a liability on its balance sheet in conformity with GAAP, but excluding landlord financing of leasehold improvements; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all net obligations and liabilities, calculated on a basis satisfactory to Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all Contingent Obligations; (i) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (j) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Industry Class” means the following industries: Transportation, Consumer Services, Distribution, Energy Services, Environmental Services, Food Services, Pipe Fitting, Renewable Energy, Software, Specialty Chemical, Agriculture, Forestry, Fishing and Hunting, Automotive, Business Process Outsourcing, Consumer Goods Manufacturing, Financial Services, Food Manufacturing, Healthcare, Hospitality, Industrial Manufacturing, Professional Scientific and Technical Services and Retail.

“Insolvency Proceeding” means (a) any proceeding by or against any Person seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, administration, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including, but not limited to, any case with respect to any such Person under any provision of the Bankruptcy Code), or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, manager, examiner, trustee, custodian, liquidator, sequestrator or other similar official for any such Person or for any substantial part of its property under any provision of the Bankruptcy Code or under any other Federal, State or other foreign bankruptcy, insolvency, receivership, liquidation or similar law now or hereafter in effect, or (b) the appointment of a receiver, administrative receiver, administrator, manager, examiner, trustee, liquidator, custodian, sequestrator or similar official for such Person or a substantial part of its assets shall occur under any Federal, State or foreign bankruptcy, insolvency, receivership, liquidation or similar law now or hereafter in effect.

“Intellectual Property” means Borrower’s now owned and hereafter arising or acquired: trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to Borrower’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intellectual Property Security Agreement” means any trademark security agreement executed and delivered by Borrower and Agent, in each case, in such form as is satisfactory to Agent.

“Interest Coverage Ratio” means, for any period, the ratio of (a) (i) Net Operating Income before taxes plus (ii) interest and other borrowing costs plus/minus (iii) Non-Cash Net Incentive Compensation minus (iv) payment-in-kind dividend income minus (v) payment-in-kind Interest Income minus (vi) other non-cash income, divided by (b) Cash Interest Expense.

“Interest Expense” means, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capital Lease for such period), and in any event, including, without limitation, (a) discounts in connection with the sale of any Debt Investments, (b) bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (c) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (d) the costs or fees for such period associated with Hedging Agreements to the extent not otherwise included in such total interest expense (excluding breakage costs incurred in connection with the termination of Hedging Agreements on or about the date hereof, if any).

“Interest Payment Date” means (a) as to any Prime Rate Loan, the last Business Day of each calendar month while such Loan is outstanding, (b) as to any LIBOR Rate Loan, the last Business Day of such LIBOR Period, and (c) as to all Revolving Loans, the Termination Date.

“Interest Rate” means (a) subject to clause (b) of this definition below: (i) as to Prime Rate Loans, a rate equal to the then Applicable Margin for Prime Rate Loans on a per annum basis plus the Prime Rate, and (ii) as to LIBOR Loans, a rate equal to the then Applicable Margin for LIBOR Loans on a per annum basis plus LIBOR and (b) notwithstanding anything to the contrary contained herein, to the extent provided for herein, the Default Rate.

“Investment” shall have the meaning set forth in Section 9.5 hereof.

“Investment Agreement” means that Amended and Restated Investment Advisory and Management Agreement between Borrower and Tokarz Group dated April 14, 2009, as same may be amended, modified or restated from time to time.

“Investment Books” means, in respect of an Investment, all books and records in respect thereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules, regulations, judgments, decrees and orders arising thereunder.

“Investment Ratings Policy” means the written policy of Borrower by which it from time to time assigns an investment rating to each Debt Investment of Borrower; as such investment rating policy may be amended or supplemented from time to time in accordance with the provision of Section 9.11 of this Agreement.

“Joinder Agreements” collectively and individually, each joinder agreement executed by a Debt Investment Obligor’s lenders, the Borrower and the Agent, for the benefit of itself and the Lenders, as the same may be modified, amended, supplemented or restated from time to time.

“JPM Letter of Credit Deposit Account” means a Deposit Account maintained by Borrower with JPMorgan Chase having a balance of not more than Six Million Five Hundred Thousand Dollars ($6,500,000) to secure a letter of credit reimbursement obligation of the Borrower.

“Lenders” means the parties from time to time hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

“Lien” means any mortgage, deed of trust, deed to secure debt or similar instrument, pledge, lien (statutory or otherwise), security interest, charge, attachment, assignment or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Leases and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“LIBOR Loans” means any Revolving Loans or portion thereof on which interest is payable based on LIBOR in accordance with the terms hereof.

“LIBOR Period” means, with respect to any LIBOR Loan, (a) initially, the period commencing on (and including) the date on which such LIBOR Rate Loan is made, continued or converted, as the case may be, and ending on (but excluding) the day which numerically corresponds to such date one (1), two (2) or three (3) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and (b) thereafter, each period commencing on the last day of the next preceding Libor Period applicable to such LIBOR Rate Loan and ending one (1), two (2) or three (3) months thereafter; provided, that, all of the foregoing provisions relating to Libor Periods are subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b)           the Borrower may not select a LIBOR Period that would extend beyond the Termination Date; and

(c)           any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month.

“LIBOR Rate” for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on ICE Benchmark Administration Official Libor Fixings as of 10:00 a.m. London time on the day which is two (2) full LIBOR Banking Days prior to the beginning of such Libor Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the LIBOR Reserve Percentage.

(c)           If such interest rates shall cease to be available from ICE Benchmark Administration Official Libor Fixings, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Period for LIBOR Rate Loans, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Banking Days prior to the beginning of such LIBOR Period (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Period.

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Liquidity” means, at any time, the sum of (a) Excess Availability at such time plus (b) the aggregate amount of Pledged Cash at such time minus (c) the Required Pledged Cash Amount at such time.

“Lists” shall have the meaning as defined in Section 7.25(a).

“Loan Documents” means, collectively, this Agreement and all notes, guarantees, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower in connection with this Agreement.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means a material adverse effect on (a) business, assets, liabilities, results of operations, property or financial condition of the Credit Parties, taken as a whole; (b) the ability of the Credit Parties to perform their obligations, when such obligations are required to be performed under this Agreement or any of the other Loan Documents; or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent and Lenders hereunder or thereunder or the perfection or priority of any security interest or Lien on any material portion of the Collateral in favor of Agent for the ratable benefit of Agent and the Lenders.

“Material Contract” means (a) any contract or other agreement (other than the Loan Documents and Bank Product Agreements), written or oral, of Credit Parties involving monetary liability of or to any Person in an amount in excess of One Million Dollars ($1,000,000) in any fiscal year (but excluding for this purpose contracts or other agreements for the purchase and sale of goods or services where the other party thereto has no obligation to purchase or sell such goods or services under such contract or other agreement) and (b) any other contract or other agreement (other than the Loan Documents and Bank Product Agreements), whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Revolving Loans or obligations in respect of one or more Bank Product Agreements), of Credit Parties in an aggregate principal amount exceeding One Million Dollars ($1,000,000). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Credit Parties in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Credit Parties would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means December   , 2018.

“Maximum Credit” means the initial amount of Fifty Million Dollars ($50,000,000) as the same may be increased in accordance with Section 2.3 of this Agreement.

“Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of Borrower to Agent and Lenders, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate may incur any liability.

“MVC PE Fund” means MVC Private Equity L.P., a Delaware limited partnership.

“Net Cash Proceeds” means the aggregate cash proceeds received by Credit Parties in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to it or as proceeds from the issuance and/or sale of any Equity Interests or Indebtedness, in each case net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition or loans or other financial accommodation or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of a sale of any assets or properties or interest in assets and properties, amounts applied to the repayment of Indebtedness secured by a valid and enforceable Lien (other than a Lien created under the Loan Documents) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.

“Net Income” means, with respect to any Person for any period, the aggregate of the Net Operating (Loss) Income Before Taxes of such Person and its Subsidiaries, on a consolidated basis, for such period, all as determined in accordance with GAAP.

“New Commitments” shall have the meaning set forth in Section 2.3(a) hereof.

“New Lender” shall have the meaning set forth in Section 2.3(a) hereof.

“Non-Consenting Lenders” shall have the meaning set forth in Section 12.10(b) hereof.

“Non-Funding Lender” means the Lender defined in Section 12.9(d).

“Notice of Acceleration” means Agent has notified the Borrower in writing that it has accelerated the payment of all Obligations and demanded immediate payment thereof to Agent and Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 11.1(e) and 11.1(f), all Obligations shall automatically become immediately due and payable).

“Obligations” means any and all Revolving Loans, Bank Product Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Credit Parties to Agent and Lenders (or in the case of Bank Product Agreements, Affiliates of Agent and Lenders), including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents or the Bank Product Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Laws and Regulations” shall have the meaning as defined in Section 7.25(a).

“Ohio Medical” means Ohio Medical Corporation, A Delaware corporation.

“Organization Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Other Taxes” means present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Borrower sponsors, maintains, or to which Borrower or an ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permitted Discretion” means as used in this Agreement with reference to Agent or a Lender, as applicable, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Dispositions” means each of the following:

(a)                                 the sale or other disposition of property by any Subsidiary of Borrower to Borrower or to any other Subsidiary of Borrower;

(b)                                 the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of Credit Parties;

(c)                                  sales or other dispositions of Debt Investments not otherwise subject to the provisions set forth in this definition, provided that, as to any such sale or other disposition, each of the following conditions is satisfied:

(i)                                     in the case of any sale or other disposition of Debt Investments by the Borrower the Net Cash Proceeds shall be deposited by the Credit Parties into the operating Deposit Account the Borrower maintains with the Agent;

(ii)                                  the consideration paid or payable in cash and shall be in an amount not less than eighty-five percent (85%) of the Fair Market Value of the Debt Investment disposed of;

(iii)                               such sale or other disposition, shall be to a bona fide third party unaffiliated with the Credit Parties; and

(iv)                              as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(d)                                 sales or other dispositions of assets of the Credit Parties (other than Debt Investments) not otherwise subject to the provisions set forth in this definition, provided that, as to any such sale or other disposition, each of the following conditions is satisfied:

(i)                                     in the case of any sale or other disposition of Equity Interests by the Credit Parties the Net Cash Proceeds shall be deposited by the Credit Parties into the operating Deposit Account the Borrower maintains with the Agent;

(ii)                                  the consideration paid or payable in cash and shall be in an amount not less than eighty-five percent (85%) of the fair market value of the property disposed of (and as to any Equity Investment of Borrower, not less than eighty-five percent (85%) of the most recently determined Fair Market Value);

(iii)                               such transaction shall not involve the sale or other disposition of any Equity Interest in any of the Credit Parties, other than the Borrower;

(iv)                              such sale or other disposition, shall be to a bona fide third party unaffiliated with the Credit Parties; and

(v)                                 as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

“Permitted Indebtedness” means:

(a)                                 the Obligations (excluding Obligations under Hedge Agreements permitted pursuant to clause (c) below) and the Senior Notes;

(b)                                 Indebtedness (including Capital Lease Obligations) arising after the date hereof to the extent secured by security interests in Equipment and mortgages on Real Property acquired after the date hereof in an aggregate outstanding principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time; provided, that, (i) such security interests and mortgages do not apply to any property of Borrower other than specific items of Equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable Equipment or Real Property, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(c)                                  Indebtedness of Borrower entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with Agent or Lenders (or their respective Affiliates) that are secured under the terms hereof, provided, however, in the event the Borrower is able to obtain a better offer for a Hedge Agreement than offered by the Agent or any Lender and the Agent (or such Lender) fails to match the terms of such Hedge Agreement within ten (10) Business Days of written notice of such better offer, then the Borrower shall be permitted to enter into such Hedge Agreement on a secured basis with another financial institution in an amount not to exceed Ten Million Dollars ($10,000,000) in the aggregate exposure at any one time;

(d)                                 Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(e)                                  Guaranty Obligations in respect of Indebtedness of Credit Parties to the extent that such Indebtedness is otherwise permitted pursuant to this definition of Permitted Indebtedness;

(f)                                   Indebtedness of Credit Parties in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the date hereof;

(g)                                  Indebtedness to BB&T at the end of each of Borrower’s fiscal quarters to be outstanding for a period not to exceed forty-five (45) days in an amount not to exceed One Hundred Million Dollars ($100,000,000) to be used to purchase U.S. Treasury Bills which are held by BB&T as collateral for such loan;

(h)                                 Refinancing Indebtedness;

(i)                                     the Indebtedness set forth in Schedule 9.1, which is not otherwise permitted by the other clauses of this definition;

(j)                                    (i) the unsecured guaranties by the Borrower of (A) not more than One Million Dollars ($1,000,000) for the obligations of Turf Products, LLC, (B) Sabiedrieba ar ierobezotu atbildibu “Tekers Invest” and Ford Wien Autohaus and (ii) the guaranty by the Borrower of not more than One Million Dollars ($1,000,000) for the obligations of Inland Environmental and Remediation Inc. which is secured by cash collateral in an amount not to exceed One Million Dollars ($1,000,000) held in account number 1182001184 with Branch Banking and Trust Company subject to a Control Agreement dated September 23, 2015 between the Borrower, and Branch Banking and Trust Company, as Custodian and Lender, as same may be amended or modified from time to time; and

(k)                                 unsecured Indebtedness and unsecured Guaranty Obligations for Indebtedness of the Portfolio Companies not listed on Schedule 7.26(a) and not otherwise permitted by the other clauses of this definition in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000).

“Permitted Investments” means each of the following:

(a)                                 Investments consisting of Debt Investments made by Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms and the Credit Policy;

(b)                                 Investments consisting of (i) the Debt Investments listed on Schedule 7.26(b), (ii) the Equity Investments listed on Schedules 7.26(a) and (c), and (iii) “follow-on” Investments consisting of Equity Interests in Portfolio Companies currently owned by Credit Parties in an aggregate amount not to exceed Two Million Dollars ($2,000,000);

(c)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(d)                                 Investments in cash or Cash Equivalents; provided, that, Borrower may make deposits of cash or other immediately available funds (i) in Deposit Accounts maintained with the Agent; or (ii) in Excluded Deposit Accounts subject to the applicable limitations set forth in the definition of “Excluded Deposit Accounts”;

(e)                                  cash deposited in the Required Pledged Deposit Accounts;

(f)                                   deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(g)                                  obligations under Hedge Agreements permitted under clause (c) of the definition of Permitted Indebtedness hereof which may be secured by cash or Cash Equivalents in an aggregate amount not to exceed Ten Million Dollars ($10,000,000);

(h)                                 payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business consistent with current practices as of the date hereof;

(i)                                     loans and advances by Credit Parties to directors, officers and employees of Credit Parties and Tokarz Group in the ordinary course of business for bona fide (including, without limitation, in connection with the purchase of Equity Interests by such directors, officers and employees) business purposes not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding;

(j)                                    stock or obligations issued to Credit Parties by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(k)                                 investment in U.S. Treasury Bills, cash and Cash Equivalents at the end of Borrower’s fiscal quarters for a period not to exceed forty-five (45) days in an amount not to exceed One Hundred Million Dollars ($100,000,000) purchased with proceeds of loans from BB&T plus an amount not to exceed Eight Million Dollars ($8,000,000) deposited by the Borrower, which is all pledged to BB&T as collateral for such loan;

(l)                                     obligations of Debt Investment Obligors to Borrower arising from Debt Investments which are past due evidenced by a promissory note made by such Debt Investment Obligors payable to Borrower;

(m)                             Investments consisting of loans and advances set forth on Schedule 8.5 which are not otherwise permitted by the other clauses of this definition;

(n)                                 Additional Investments in MVC PE Fund in an amount not to exceed Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate during the term of this Agreement;

(o)                                 Investments consisting of cash or Cash Equivalents in an amount not to exceed Ten Million Dollars ($10,000,000) pledged to secure Hedge Agreements permitted pursuant to Subsection (c) of the definition of Permitted Indebtedness;

(p)                                 Provided Liquidity is in excess of Fifteen Million Dollars ($15,000,000) prior to and immediately after making such Equity Investment, Equity Investments in Debt Investment Obligors after the Closing Date made simultaneously with the Debt Investment in an amount not to exceed Five Million Dollars ($5,000,000) in the aggregate; and

(q)                                 Investments not otherwise permitted by the other clauses of this definition, provided that the aggregate consideration paid by Credit Parties (other than MVC PE Fund) after the Closing Date for all such Investments pursuant to this clause (p) shall not exceed Five Hundred Thousand Dollars ($500,000).

“Permitted Liens” means:

(a)                                 the security interests and Liens of Agent for the ratable benefit of Agent and Lenders and the rights of setoff of Agent and Lenders provided for herein or under applicable law;

(b)                                 Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Credit Parties, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on their books in accordance with GAAP;

(c)                                  non-consensual statutory Liens (other than Liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of the Credit Parties’ businesses that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ Liens, to the extent: (i) such Liens do not in the aggregate materially detract from the value of the property of Credit Parties and do not materially impair the use thereof in the operation of Credit Parties, and (ii) such Liens secure Indebtedness which is not overdue or is fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Credit Parties, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on their books in accordance with GAAP;

(d)                                 zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Credit Parties as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;

(e)                                  security interests in Equipment and Real Property arising after the date hereof to secure Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness, whether such Indebtedness is assumed or incurred by Credit Parties;

(f)                                   pledges and deposits of cash by Credit Parties after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Credit Parties as of the date hereof;

(g)                                  pledges and deposits of cash by Credit Parties after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Credit Parties as of the date hereof;

(h)                                 Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Credit Parties located on the premises of Credit Parties (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Credit Parties and the precautionary UCC financing statement filings in respect thereof;

(i)                                     statutory or common law Liens or rights of setoff of depository banks with respect to funds of Credit Parties at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the Deposit Accounts maintained by Credit Parties at such banks (but not any other Indebtedness or obligations);

(j)                                    judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such Liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(k)                                 leases or subleases of Real Property granted by Credit Parties in the ordinary course of business and consistent with current practices of Credit Parties to any Person so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of Credit Parties as presently conducted thereon;

(l)                                     Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;

(m)                             Liens on U.S. Treasury Bills, cash and Cash Equivalents at the end of Borrower’s fiscal quarters for a period not to exceed forty-five (45) days in an amount not to exceed One Hundred Million Dollars ($100,000,000) to secure Indebtedness permitted under clause (g) of the definition of Permitted Indebtedness;

(n)                                 carriers’, warehousemen’s’, mechanics’ or other like liens arising in the ordinary course of business and not overdue for a period of more than thirty (30) days or which are being contested diligently in good faith by appropriate proceedings with adequate reserves set aside, in a manner which will not jeopardize or diminish in any material respect the interest of the Agent in any of the Collateral for the Obligations;

(o)                                 the security interests and Liens set forth on Schedule 9.2 which are not otherwise permitted under the other clauses of this definition and any security interests and Liens to secure Refinancing Indebtedness of the Indebtedness secured by such security interests and Liens to the extent permitted under the definition of Refinancing Indebtedness;

(p)                                 Liens existing on the assets of a Debt Investment Obligor at the time Borrower or any of its Subsidiaries acquires such assets following a default under any Debt Investment Loan Documents;

(q)                                 Liens on Third Party Pledged Equity Interests and Liens on additional equity purchased or contributed after the Closing Date in such Portfolio Companies which are Third Party Pledged Equity Interests as of the Closing Date and pledged to secure indebtedness of the issuer of the Equity Interest; and

(r)                                    Liens not otherwise permitted under this definition securing Indebtedness not in excess of Five Hundred Thousand Dollars ($500,000).

“Permitted Restricted Payment” means:

(a)                                 the payment by any Subsidiary of Borrower of cash dividends or distributions to Borrower or to any Subsidiary of Borrower;

(b)                                 the making of any dividend or distribution by Borrower to its stockholders in the form of additional Equity Interests, warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of Borrower, provided, that no such Equity Interest, warrant, option or other purchase right shall require any payment of cash by Borrower or any of its Subsidiaries (other than MVC PE Fund) prior to the Maturity Date;

(c)                                  the payment by Borrower of dividends and distributions to Borrower’s shareholders in cash in the Borrower’s discretion, all at such times and solely in such amounts (i) as necessary to satisfy the requirements for Borrower to remain qualified as a “regulated investment company” under Subchapter M, Section 851 of the Code (as the same may be amended, modified, supplemented or superseded from time to time) and (ii) to avoid excise taxes that might otherwise be imposed on Borrower as a “regulated investment company” under the Code;

(d)                                 Regular Quarterly Dividends shall be permitted to be declared and paid quarterly in cash at the then applicable QDPS Amount so long as (i) no Event of Default has occurred and is continuing at the time of declaration or payment of such Regular Quarterly Dividends or (ii) if an Event of Default has occurred and is continuing at the time of declaration or payment, if, after giving effect to such payments, Liquidity is equal to or greater than Ten Million Dollars ($10,000,000);

(e)                                  the payment by Borrower of one-time additional special distributions in each case so long as (i) no Event of Default has occurred and is continuing at the time of declaration or payment of any distributions and (ii) after giving effect to any such distributions, Liquidity is equal to or greater than Thirty Million Dollars ($30,000,000);

(f)                                   the repurchase by the Borrower of its own Equity Interests, in each case so long as (i) no Event of Default has occurred and is continuing prior to or immediately after the making of any such repurchase and (ii) after giving effect to any such repurchase, Liquidity is equal to or greater than Thirty Million Dollars ($30,000,000);

(g)                                  the regularly scheduled payment of the principal amount of, or repurchase, redemption, retirement or defeasance of the Senior Notes, in each case so long as (i) no Default or Event of Default shall have occurred and be continuing prior to or immediately after the making of any such payment and (ii) prior to and after making any such payment the Borrower has Liquidity in an amount equal to or greater than Thirty Million Dollars ($30,000,000);

(h)                                 the repurchase by Borrower in cash of Equity Interests of Borrower (including, warrants, options and other purchase rights) issued to employees or directors of Tokarz Group or Borrower in connection with the termination or resignation of such employees or directors, provided, that (i) the aggregate amount of cash paid by Borrower for all repurchases under this clause (e) during any calendar year shall not exceed Five Hundred Thousand Dollars ($500,000) and (ii) no Default or Event of Default shall have occurred or be continuing at the time of each such repurchase;

(i)                                     the payment by Borrower of incentive compensation to employees of Tokarz Group in accordance with the Investment Agreement; and

(j)                                    the payment by Borrower of the management fees and other fees and expenses (including the reimbursement thereof by Borrower) in the amounts and on the dates provided for in the Investment Agreement as in effect on the date hereof.

“Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Credit Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan have made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Credit Party may incur liability.

“Pledge Agreement” collectively and individually, each pledge agreement executed by Borrower, any Subsidiary, Affiliate or a Guarantor in favor of the Agent, for the benefit of itself and the Lenders, as the same may be modified, amended, supplemented or restated from time to time.

“Pledged Cash” means the aggregate amount of cash of Borrower held in Deposit Accounts with Lenders.

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Agent as its “prime rate,” whether or not such prime rate is the best rate available at it. The “prime lending rate” is a rate set by Agent based upon various factors and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loans” means any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders; and (b) with respect to Revolving Loans on and after the Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Loans held by that Lender, by (ii) the outstanding principal balance of the Revolving Loans held by all Lenders.

“Portfolio Company” means a corporation, limited liability company or limited partnership in which Borrower is the direct and beneficial owner of Equity Interests issued by such corporation, limited liability company or limited partnership in the ordinary of their business, that is a Person that is accounted for under GAAP as a portfolio investment of Borrower.

“Portfolio Company Material Adverse Effect” means, as to any Portfolio Company, a material adverse effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of such Portfolio Company, (b) the ability of such Portfolio Company to perform any of its obligations under the Equity Documents to which it is a party, (c) the legality, validity or enforceability of the Equity Interest of Borrower in such Portfolio Company or any of the Equity Documents related thereto, or (d) the rights and remedies of Borrower in respect of their Equity Interest in such Portfolio Company or under any of the Equity Documents related thereto or the ability of Borrower to realize on its Equity Interest in such Portfolio Company.

“Provision for Taxes” means an amount equal to all taxes imposed on or measured by net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid.

“QDPS Amount” means the amount of the quarterly dividend per share, which shall initially be Thirteen and One-Half Cents ($0.135) per share per quarter. The QDPS Amount shall be subject to increase from time to time by the Borrowers’ Board of Directors by up to a maximum of fifteen percent (15%) per annum over the prior QDPS Amount (by way of example, (x) for the first year the Borrower can increase the QDPS Amount by a maximum of Two and Twenty-Five Thousandths of Cents ($.02025) per share per quarter based upon the initial QDPS

Amount and (y) assuming the Borrower increases the QDPS Amount by the full fifteen percent (15%) for the first year, then for the second year, the Borrower can increase the QDPS Amount by a maximum of Two and Thirty-Two Thousand Eight Hundred Seventy-Five Hundred-Thousandths Cents ($.0232875) per share per quarter), so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) Liquidity, at the time the Borrowers’ Board of Directors increases the QDPS Amount, after giving effect to each such quarterly dividend payment, is equal to or greater than Ten Million Dollars ($10,000,000). Following any permitted increase by the Borrowers’ Board of Directors, the QDPS Amount shall thereafter be fixed at the new QDPS Amount until such time as the Borrowers’ Board of Directors elects to further change the QDPS Amount.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that prior to the occurrence of a Default or an Event of Default (i) no Person determined by Agent in its Permitted Discretion to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and (ii) no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Indebtedness subordinated to the Obligations of Borrower to the Agent and Lenders or holding any Stock issued by Borrower shall be a “Qualified Assignee”. Prior to the occurrence of a Consent Rights Trigger Event, no Disqualified Lender shall be a “Qualified Assignee”. After the occurrence of a Consent Rights Trigger Event, any Lender may make an assignment to a non-Qualified Assignee with the consent of the Agent (not to be unreasonably withheld or delayed).

“Real Property” means all now owned and hereafter acquired real property of Credit Parties, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Records” means all present and future books of account of the Credit Parties of every kind or nature, purchase and sale agreements, ledger cards, statements, correspondence, memoranda, credit files and other data relating to the Collateral, any Debt Investment or any Equity Interests of Portfolio Companies, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Credit Parties with respect to the foregoing maintained with or by any other person).

“Refinancing Indebtedness” means Indebtedness of Credit Parties arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance,

replace or substitute for other Indebtedness (such extended, refinanced, replaced or substituted Indebtedness, the “Refinanced Obligations”) to the extent permitted hereunder; provided, that: (a) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Agent the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request; (b) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), any prepayment premiums and any accrued interest on account thereof; (c) such Indebtedness shall have a final maturity that is no earlier than the final maturity of the Refinanced Obligations; (d) such Indebtedness shall have a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of the Refinanced Obligations; (e) such Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms no less favorable to Credit Parties than the Refinanced Obligations; (f) if the Refinanced Obligations or any guarantees thereof are unsecured, such Indebtedness and any guarantees thereof shall be unsecured; (g) if the Refinanced Obligations or any guarantees thereof are secured, such Indebtedness and any guarantees thereof shall be secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any guarantees thereof; (h) if the Refinanced Obligations or any guarantees thereof are secured, the Liens to secure such Indebtedness shall not have a priority more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated to Agent’s security interests; (i) if the Refinanced Obligations or any guarantees thereof are subordinated to any Indebtedness of Credit Parties other than the Obligations, such Refinancing Indebtedness and any guarantees thereof shall be subordinated to the Obligations on terms (including intercreditor terms) no less favorable to Agent and Lenders; (j) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors on such Indebtedness; and (k) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Indebtedness, taken as a whole, are not more restrictive with respect to Credit Parties, as reasonably determined by Credit Parties in good faith, than the terms and conditions of the Refinanced Obligations.

“Register” shall have the meaning set forth in Section 12.1(a) hereof.

“Regular Quarterly Dividends” means regular quarterly dividends and/or distributions made by the Borrower to its shareholders.

“Relevant Quarterly Period” shall have the meaning as defined in Section 10.3.

“Remaining Equity Interests” means the Equity Interests owned by the Borrower in the Portfolio Companies listed on Schedule 7.26(c).

“Reporting Date” shall have the meaning as defined in Section 12.9(a) (ii).

“Required Lenders” means the Lenders having more than (a) sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitment Amount, or (b) if the Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of all Revolving Loans; provided, however, that if there shall be two Lenders or more, Required Lenders shall mean at least two (2) Lenders.

“Required Pledged Cash Deposit Accounts” means, collectively and individually, the Deposit Accounts maintained at Lenders pursuant to Control Agreements which accounts are separate from any other investment account or Deposit Account of Borrower, and the cash held in such Deposit Accounts is not subject to any other security interest, pledge, lien, encumbrance or claim (other than customary liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository).

“Required Pledged Cash Amount” means Ten Million Dollars ($10,000,000); provided that at any time after the first anniversary of the Closing Date, Borrower shall be permitted to reduce the Required Pledged Cash Amount to an amount equal to not less than Five Million Dollars ($5,000,000) so long as (i) no Event of Default shall have occurred and be continuing and (ii) Liquidity for the prior six (6) calendar months shall have equaled or exceeded Thirty Million Dollars ($30,000,000).

“Reserves” means as of any date of determination, upon 10 days prior written notice to the Borrower, such amounts as Agent may from time to time establish and revise in its Permitted Discretion reducing the amount of Revolving Loans which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent and the Lenders from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of Borrower or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any Default or an Event of Default. To the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base.

“Responsible Officer” means the chief executive officer, president or chief financial officer, of Borrower, or any of the other individuals designated in writing by an existing Responsible Officer of Borrower as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means any of the following:

(a)                                 the declaration or payment of any dividend or other distribution by Borrower, or permit any Subsidiary to declare or pay any dividend or other distribution, in each case directly or indirectly, on account of any Equity Interests of Borrower, except:

(i)                                     Any Subsidiary of Guarantor may pay dividends or make other distributions to Borrower;

(ii)                                  Borrower may make distributions or other issuances in the form of Equity Interests consisting of membership interests or preferred membership interests otherwise permitted to be issued hereunder (but in no event in the form of redeemable preferred Equity Interests requiring any payment prior to the Maturity Date unless such payment is subordinated to the repayment of all of the Obligations);

(iii)                               Borrower may pay dividends and other distributions in respect of its Equity Interests as permitted by the definition of Permitted Restricted Payments; or

(b)                                 Other than as permitted by the definition of Permitted Restricted Payments, the repurchase, redemption, retirement, defeasance, establishment of a sinking fund or making of similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Borrower, now or hereafter outstanding or the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of Borrower, now or hereafter outstanding;

(c)                                  Return any Equity Interests to any shareholders or other equity holders of Borrower or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, or, in the case of such distribution of property or assets, to the extent not otherwise prohibited hereunder);

(d)                                 The payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of Borrower, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of Borrower;

(e)                                  Pay any management fees or any other fees or expenses (including the reimbursement thereof by Borrower) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of Borrower or other Affiliates except, provided no Default or Event of Default has occurred, any such management fees or any other fees or expenses paid to Borrower and except for the fees and expenses payable by Borrower under the Investment Agreement as in effect on the date hereof; or

(f)                                   The payment of any principal amount, repurchase, redemption, retirement, or defeasance of the Senior Notes, except as permitted under the definition of Permitted Restricted Payments.

“Revolving Loan Commitment” means as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Loans” means loans now or hereafter made by Lenders on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Sections 2.1 and 2.3 hereof.

“Revolving Notes” shall have the meaning as defined in Section 2.1(b).

“Sale and Leaseback Transaction” shall have the meaning set forth in Section 9.12.

“Sanctioned Entity” means an agency of the government of, or an organization directly or indirectly controlled by, or a person resident in, a country that is subject to Sanctions, or a country or territory that is at any time subject to Sanctions.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC.

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC and (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Senior Debt Investment” means a Debt Investment secured by a first priority lien on the Debt Investment Obligor’s property.

“Senior Debt Investment Collateral” means the collateral securing a Senior Debt Investment.

“Senior Debt Investment Loan Documents” with respect to each Senior Debt Investment, each promissory note, each loan agreement, each security agreement and all other documents, instruments and certificates executed and/or delivered by such Senior Debt Investment Obligor in connection therewith, including amendments and modifications thereto and all instruments, security agreements, deeds of trust, mortgages, guaranties, financing statements and other documentation evidencing any security for such Senior Debt Investment.

“Senior Debt Investment Obligor” means such Person who is obligated to the Borrower under a Senior Debt Investment as evidenced by Senior Debt Investment Loan Documents.

“Senior Notes” means those notes issued pursuant to that certain Indenture dated as of February 26, 2013 between Borrower as Issuer and U.S. Bank National Association as Trustee and the First Supplemental Indenture of even date thereof between the Issuer and the Trustee. For purposes of this Agreement, the Senior Notes shall be considered Subordinated Debt.

“Settlement Date” shall have the meaning as defined in Section 12.9(a) (ii).

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Subordinated Debt” means any Indebtedness of Credit Parties that is subject to, and subordinate in right of payment to, the right of Agent for the ratable benefit of Agent and Lenders to receive payment in full of all of the Obligations and is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Required Lenders.

“Subordinate Debt Investment” means a Debt Investment secured by a second priority lien on the Debt Investment Obligor’s property subject only to a senior lien acceptable to the Borrower in accordance with their Credit Policy.

“Subordinate Debt Investment Collateral” means collateral securing a Subordinate Debt Investment.

“Subordinate Debt Investment Loan Documents” with respect to each Subordinate Debt Investment, each promissory note, each loan agreement, each security agreement and all other documents, instruments and certificates executed and/or delivered by such Subordinate Debt Investment Obligor in connection therewith, including amendments and modifications thereto and all instruments, security agreements, deeds of trust, mortgages, guaranties, financing statements and other documentation evidencing any security for such Subordinate Debt Investment.

“Subordinate Debt Investment Obligor” means such Person who is obligated to the Borrower under a Subordinate Debt Investment as evidenced by Subordinate Debt Investment Loan Documents.

“Subordination Agreements” means, collectively and individually, any subordination agreement executed after the date hereof relating to Subordinated Debt, in form and substance reasonably satisfactory to Required Lenders, as the same may be modified or amended from time to time.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Supplemental Agreement” means a Supplemental Agreement substantially in the form of Exhibit E, as such Supplemental Agreement may be supplemented in a manner agreed to by Borrower, the Increasing Lender(s) (if applicable), the New Lender(s) (if applicable) and the Agent.

“Syndication Agent” shall have the meaning as defined in the preamble.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Maturity Date or (b) the date on which the Lenders’ agreement to make Revolving Loans shall have terminated pursuant to this Agreement.

“Third Party Pledged Equity Interests” means the Equity Interests of Ohio Medical and US Gas & Electric owned by the Borrower which are subject to a lien of the third party lenders to Ohio Medical and US Gas & Electric, respectively.

“Third Party Valuation” means written appraisals as to the Debt Investments in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely.

“Tokarz Group” means The Tokarz Group Advisors LLC, a limited liability company organized under the laws of the State of Delaware.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

“U.S. Bank Securities Account Control Agreement” means, that certain Securities Account Control Agreement dated as of December , 2015 among Borrower, as Pledgor, Agent, as Pledgee and U.S. Bank.

“US Gas & Electric” means US Gas & Electric, Inc., a Delaware corporation.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

1.2                               Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 13.4 or is cured. Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or Lenders under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

(b)                                 UCC Terms. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c)                                  Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent for the ratable benefit of Agent and Lenders, such period shall in any event consist of at least one full day.

(d)                                 Payment in Full. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Revolving Loans, (ii) the payment in full of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or are otherwise due, (iii) the delivery to Agent of cash collateral, or at Agent’s option, the delivery to Agent of a letter of credit payable to Agent for the ratable benefit of Agent and Lenders issued by a bank acceptable to Agent and in form and substance satisfactory to Agent, in either case in respect of (A) Bank Product Obligations (or, at the option of Agent and Lenders, the termination of the applicable Bank Product or cash management arrangements and the payment in full in cash of the Bank Product Obligations due and payable in connection with such termination), (B) continuing obligations of Agent under Control Agreements and (C) other contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Agent at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Agent for which Agent would be entitled to indemnification by Credit Parties hereunder and (iv) the termination of the Commitment of Agent and Lenders and the financing arrangements provided by Agent and Lenders to Credit Parties hereunder.

1.3                               Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Borrower delivered to Agent; provided, that, in the event of any change in GAAP after the date hereof that affects the covenant in Section 10 hereof, Borrower may by notice to Agent, or Agent may by notice to Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Borrower immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Borrower and Agent. Borrower shall deliver to Agent at the same time as the delivery of any financial statements given in accordance with the provisions of Section 8.1 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (ii) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (A) unqualified, and (B) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.4                               Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2 CREDIT FACILITY

2.1                               Revolving Loans.

(a)                                 Subject to, and upon the terms and conditions contained herein, each Lender agrees to make revolving credit loans to Borrower from time to time during the term of this Agreement in an amount not to exceed such Lender’s Pro Rata Share of such advances. The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Termination Date, after giving effect to such Revolving Loans, the aggregate principal amount of the Revolving Loans outstanding shall not exceed the lesser of the Borrowing Base at such time or the Maximum Credit. Subject to the terms and conditions hereof, Borrower may from time to time borrow, prepay and reborrow Revolving Loans; provided that if the aggregate amount of Revolving Loans at any time shall exceed the Borrowing Base at such time, as a result of an Eligible Debt Investment no longer being eligible for reasons that were unanticipated by the Borrower, the Borrower shall have fifteen (15) days to repay the Revolving Loans to the extent required to eliminate such excess or present to the Agent and Lenders a plan to repay Revolving Loans to the extent required to eliminate such excess, that is acceptable to the Required Lenders.

(b)                                 The Borrower shall execute and deliver to each Revolving Lender a Revolving Note to evidence the Revolving Loan Commitment of that Revolving Lender. Each Revolving Note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Schedule 2.1(b) (each, a “Revolving Note” and collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of the Revolving Lender’s

Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans to Borrower, together with interest thereon as prescribed in Section 3.1.

2.2                               Requests for Borrowings.

(a)                                 To request a Revolving Loan, Borrower shall notify Agent (for prompt further notification from Agent to Lenders) of such request by telephone not later than 11:00 a.m. (New York time) on the same Business Day as the date of the proposed Revolving Loan. Each such telephonic request shall be irrevocable and to the extent required by Agent, shall be confirmed promptly by hand delivery or facsimile to Agent of a written request in a form approved by Agent and signed by a Responsible Officer of Borrower. Each such telephonic and written request shall specify the following information:

(i)                                     the aggregate amount of such Revolving Loan;

(ii)                                  the date of such Revolving Loan, which shall be a Business Day; and

(iii)                               the Deposit Account of Borrower specified on Schedule 8.10 or any other account with Agent that shall be specified in a written notice signed by a Responsible Officer of Borrower and delivered to and approved by Agent (such approval not to be unreasonably withheld).

(b)                                 All Revolving Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement. Except in Agent’s discretion, or as otherwise provided herein, the aggregate amount of the Revolving Loans outstanding at any time shall not exceed the lesser of the Maximum Credit or the Borrowing Base.

2.3                               Incremental Facility.

(a)                                 So long as no Default or Event of Default has occurred and are continuing, the Borrower may request, by written notice to the Agent, at any time the Lenders increase the existing Commitments (any such increase, the “New Commitments”) by an amount such that the amount of the Maximum Credit does not exceed Eighty Five Million Dollars ($85,000,000) in the aggregate (or such lesser amount, provided, however, the New Commitments shall be at least Five Million Dollars ($5,000,000)). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agent. Borrower and Agent shall first offer to the existing Lenders at that time such New Commitments (if an existing Lender agrees to an increase, they shall be an “Increasing Lender”). In the event the existing Lenders decline to increase their Commitments to the full amount of New Commitments requested by the Borrower, Agent agrees to arrange such New Commitments and the Agent and the Borrower shall mutually agree on one or more acceptable Qualified Assignees (each, a “New Lender”) to provide the remaining amount of the New Commitments. If the Agent is unable to identify any acceptable New Lenders, then Borrower shall be permitted to approach potential New Lenders identified to the Agent and approved in writing by the Agent (which approval shall not be unreasonably withheld or delayed). Borrower acknowledges the Agent is under no obligation to identify and obtain New Commitments from New Lenders. Borrower shall upon request of Agent provide such updated information as the Agent deems necessary to syndicate the New Commitments and such other information as the Lenders and any New Lender shall request. Any New Lender approached by the Agent or Borrower to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date; provided, that (A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (B) the New Commitments shall be effected pursuant to one or more Supplemental Agreements executed and delivered by the Borrower, such Increasing Lender (if applicable), such New Lenders (if applicable) and the Agent, and each of which shall be recorded in the Register and each New Lender shall be bound by and subject to the terms and conditions of this Agreement; (C) the Borrower shall make any payments required pursuant to this Agreement and the Fee Letter in connection with the New Commitments and shall pay any other required fees in connection with the New Commitments; and (D) the Borrower shall deliver or cause to be delivered any legal opinions, certificates, promissory notes or other customary closing documents (substantially consistent with the documents set forth in Section 6 of this Agreement) reasonably requested by Agent, an Increasing Lender (if applicable) or a New Lender (if applicable) in connection with such transaction.

(b)                                 On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the Increasing Lender or New Lenders, as applicable, and each of the Increasing Lender or New Lenders, as applicable, shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest and fees), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Lenders Increasing Lender or New Lenders, as applicable, ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed, for all purpose, a Commitment, and each Revolving Loan made thereunder shall be deemed, for all purposes, a Revolving Loan under this Agreement, (iii) each New Lender if applicable, shall become a Lender with respect to the Commitments and all matters relating thereto and (iv) the Borrower shall execute one or more new Revolving Note(s), as required by the Agent, and deliver it to the Increasing Lenders or New Lenders, as applicable.

(c)                                  The Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the identities of the Increasing Lenders and New Lenders, as applicable, and (ii) in the case of each notice to any Lender, the respective interests in such Lender’s Loans, in each case subject to the assignments contemplated by this Section 2.3.

(d)                                 The terms and provisions of the New Loans shall be identical to the Revolving Loans made hereunder. Each Supplemental Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the Agent’s Permitted Discretion, and consented to by the Borrower (such consent not to be unreasonably withheld), to effect the provisions of this Section 2.3.

ARTICLE 3 INTEREST AND FEES

3.1                               Rates and Payment of Interest.

(a)                                 All Obligations (including, to the extent permitted by law, interest not paid when due) shall bear interest at the following rates: (i) with respect to Prime Rate Loans, at a rate per annum equal to the Prime Rate plus the Applicable Margin; and (ii) with respect to LIBOR Loans, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin, except as otherwise provided in this Section 3 below. At any time an Event of Default exists or has occurred and is continuing (and the Agent has sent, or the Required Lenders have directed the Agent to send, the Borrower written notice thereof) the Obligations shall bear interest at the Default Rate from the date of such increase (whether before or after any judgment). Agent may, at its option (or at the direction of Required Lenders, shall), after written notice to the Borrower, increase the Interest Rate to the Default Rate from the date of such increase for Revolving Loans during any time that the principal amount of Revolving Loans outstanding is in excess of the Borrowing Base (in each case whether or not such excess (es) arise or are made with or without the knowledge or consent of Agent and whether made before or after an Event of Default).

(b)                                 Interest shall accrue from the date a Revolving Loan is made or Obligation is incurred or payable until paid in full by Borrower. If a Revolving Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Revolving Loans shall be due and payable in arrears, (i) on the first day of each month and (ii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable on each Interest Payment Date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2                               Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations shall increase or decrease as of the first day of each LIBOR Period by an amount equal to each increase or decrease in the LIBOR Rate since its determination for the prior LIBOR Period and shall remain in effect until the end of the then current LIBOR Period (except that in the case of any Prime Rate Loans, the interest rate shall increase or decrease effective on the date any change in such Prime Rate and by an amount equal to each increase or decrease in the Prime Rate). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.

3.3                               Unused Line Fee. Borrower shall pay to Agent for the ratable benefit of Agent and Lenders an unused line fee on a monthly basis at a rate equal to three-quarters of one percent (.75%) (on a per annum basis) multiplied by the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans during the immediately preceding calendar month (or part thereof) so long as any Obligations are outstanding. Such fees shall be payable on the first day of each month in arrears.

3.4                               Termination Fee. If Borrower prepays the Revolving Loans and reduces or terminates the amount of the Maximum Credit, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Revolving Loan Commitments are otherwise terminated, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the amount of the reduction of the Maximum Credit. As used herein, the term “Applicable Percentage” shall mean (x) two percent (2%), in the case of a permanent reduction or termination on or prior to the first anniversary of the Closing Date, (y) one percent (1%), in the case of a permanent reduction or termination after the first anniversary of the Closing Date but on or prior to the second anniversary thereof and (z) one-half of one percent (.5%), in the case of a permanent reduction or termination after the second anniversary of the Closing Date but on or prior to the third anniversary thereof. The Borrower agrees that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early reduction of the Maximum Credit or termination of the Revolving Loan Commitments.

3.5                               Commitment Fee. Borrower shall pay to the Lenders a commitment fee in an amount equal to Five Hundred Thousand Dollars ($500,000), to be allocated among the Lenders based on their respective Pro Rata Shares as of the Closing Date). The entire commitment fee shall be deemed fully earned by the Lenders and shall be due and payable in full on the Closing Date. In the event of an increase in the Commitments, the Borrower shall pay (i) to Agent for the benefit of the Increasing Lenders or New Lenders, as applicable, a commitment fee in such amount as shall be agreed upon by Agent, the Increasing Lenders, New Lenders and Borrower and (ii) to the Agent, individually, such fee, if any, specified in that certain fee letter of even date herewith between the Borrower and the Agent, at the time specified for payment therein. All such fees shall be deemed fully earned by the Agent, Increasing Lenders and/or New Lenders and shall be due and payable in full as agreed upon by Agent, the Increasing Lenders, New Lenders and Borrower.

3.6                               Agency Fee. Borrower shall pay to Agent, individually, the fee specified in that certain fee letter of even date herewith between Borrower and Agent, at the times specified for payment therein.

3.7                               Inability to Determine Applicable Interest Rate. If Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on Borrower) that on any date by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to LIBOR Loans on the basis provided for in the definition of LIBOR Rate, Agent shall on such date give notice to Borrower of such determination. Upon such date no Revolving Loans may be made as LIBOR Loans until such time as Agent notifies Borrower that the circumstances giving rise to such notice no longer exist and any Revolving Loans shall be made as Prime Rate Loans.

3.8                               Illegality. Notwithstanding anything to the contrary contained herein, if (a) any Change in Law makes it unlawful for Lenders to make or maintain a LIBOR Loan or to maintain any Commitment with respect to a LIBOR Loan or (b) Agent determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that it has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of Lenders in such market, then Agent shall give notice thereof to Borrower and may (i) declare that LIBOR Loans will not thereafter be made by Lenders, such that any Revolving Loans made shall be a Prime Rate Loan unless Agent’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above and (ii) require that all outstanding LIBOR Loans made by Lenders be converted to Prime Rate Loans immediately, in which event all outstanding LIBOR Loans shall be so converted.

3.9                               Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Agent or Lenders; (b) subject Agent or Lenders to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to Agent or Lenders in respect thereof (except for Taxes or Other Taxes covered by Section 4.7 and the imposition of, or any change in the rate of, any taxes payable by Agent or Lenders described in Section 4.7); or (c) impose on Agent or Lenders or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by Agent or Lenders or participation therein, and the result of any of the foregoing shall be to increase the cost to Agent or Lenders of making or maintaining any LIBOR Loan (or of maintaining their obligation to make any such LIBOR Loan), or to increase the cost to Agent or Lenders or to reduce the amount of any sum received or receivable by Agent or Lenders hereunder (whether of principal, interest or any other amount) then, upon request of Agent, Borrower will pay to Agent or Lenders, as the case may be, such additional amount or amounts as will compensate Agent or Lenders, as the case may be, for such additional costs incurred or reduction suffered.

3.10                        Capital Requirements. If Agent determines that any Change in Law affecting Agent or Lenders or any lending office of Lenders or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Agent’s or Lender’s capital or on the capital of Agent’s or Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of Lenders or the Revolving Loans made by Agent or Lenders to a level below that which Agent or Lenders or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Agent’s or Lender’s policies and the policies of Agent’s or Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Agent or Lenders, as the case may be, such additional amount or amounts as will compensate Agent or Lenders or Agent’s or Lender’s holding company for any such reduction suffered.

3.11                        Certificates for Reimbursement. A certificate of Agent or Lenders setting forth the amount or amounts necessary to compensate Agent or Lenders or their holding companies, as the case may be, as specified in Sections 3.9 or 3.10 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Agent or Lenders, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

3.12                        Delay in Requests. Failure or delay on the part of Agent or Lenders to demand compensation pursuant to Sections 3.9 or 3.10 shall not constitute a waiver of Agent’s or Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Agent or Lenders pursuant to this Section for any increased costs incurred or reductions occurring more than ninety (90) days prior to the date that Agent or Lenders, as the case may be, becomes aware of the event giving rise to Agent’s or Lenders’ claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.13                        Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In the event any interest is charged or received in excess of the Maximum Interest Rate (“Excess”), Borrower acknowledge and stipulate that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrower. All monies paid to Agent and Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law.

ARTICLE 4 PAYMENTS AND ADMINISTRATION

4.1                               Payments Generally, Allocation of Proceeds.

(a)                                 All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 P.M. (New York time) on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment is due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. All Obligations shall be made by payment to the Agent or such other place as Agent may designate in writing to Borrower from time to time.

(b)                                 Subject to the other terms and conditions contained herein, Agent and Lenders shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Agent and Lenders from Borrower; second, ratably, to the payment in full of interest due in respect of any Revolving Loans; third, ratably, to the payment in full of principal in respect of the Revolving Loans and the Bank Product Obligations then due (but as to Bank Product Obligations, only up to the amount of any then effective Reserve established in respect of such Bank Product Obligations), and fourth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Agent directs. All references to the term

“ratably” as used in this Section 4.1 means pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, to the extent Borrower uses any proceeds of the Revolving Loans to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Revolving Loans that were not used for such purposes and second to the Obligations arising from Revolving Loans the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

(d)                                 At the election of Agent, all payments of principal, interest, fees, expenses and other amounts payable under the Loan Documents may be paid from the proceeds of Revolving Loans made hereunder in accordance with the terms and conditions hereof whether made following a request by Borrower or a deemed request as provided in this Section or may be deducted from any Deposit Account of Borrower maintained with Agent and Lenders. Borrower is hereby irrevocably deemed to request that, and authorize Agent and Lenders to (i) make a Revolving Loan for the purpose of paying each payment of principal, interest, fees, expenses and other amounts as it becomes due hereunder or under any other Loan Document and agrees that all such amounts charged shall constitute Revolving Loans and (ii) charge any Deposit Account of Borrower maintained with the Agent or the Lenders for each payment of principal, interest, fees, expenses and other amounts due hereunder or under any other Loan Document. Agent shall be entitled to charge the loan account of Borrower that it maintains for any sum due and payable by Borrower to Agent and Lenders hereunder or under any of the other Loan Documents.

(e)                                  For purposes of calculating the amount of the Revolving Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lenders of immediately available funds provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day. For purposes of calculating interest only, credit for payments shall be given no earlier than one (1) Business Day after payment is made and shall be conditional upon final payment of the item.

4.2                               Indemnity for Returned Payments. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or Lenders are required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or Lenders. Borrower shall be liable to pay to Agent and Lenders, and do hereby agree to indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 4.2 shall remain effective notwithstanding any contrary action which may be taken by Agent or Lenders in reliance upon such payment or proceeds. The preceding two sentences of this Section 4.2 shall survive the payment of the Obligations and the termination of this Agreement.

4.3                               Repayments. Revolving Loans shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder. Revolving Loans may be repaid from time to time, without penalty or premium. All Obligations other than Revolving Loans and fees and reimbursement for expenses, shall be paid by Borrower as provided herein and in the other Loan Documents or, if no payment date is specified, on demand. Borrower shall make payment in full of the Obligations on the Maturity Date or any other effective date of termination of the Commitment.

4.4                               Prepayments.

(a)                                 Subject to the payment of the Termination Fee, Borrower may permanently reduce the Maximum Credit, in whole or in part, at any time upon five (5) Business Days’ prior written notice to Agent.

(b)                                 In the event that (i) the aggregate principal amount of the Revolving Loans outstanding at any time exceeds the Maximum Credit, or (ii) the aggregate principal amount of the Revolving Loans outstanding exceeds the Borrowing Base, such event shall not limit, waive or otherwise affect any rights of Agent and Lenders in such circumstances or on any future occasions and Borrower shall, upon the earlier of (x) demand by Agent which may be made at any time or from time to time, or (y) the date that is fifteen (15) days after such occurrence (or such later date as the Required Lenders in their discretion may agree) repay to Agent and Lenders the entire amount of any such excess(es) for which payment is demanded without premium or penalty on such excess amount.

(c)                                  Any payment made pursuant to this Section 4.4 shall first be applied to accrued interest on the principal amount being paid to the date of payment.

4.5                               Statements. Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by Borrower. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower, absent manifest error.

4.6                               Borrower’s Loan Account; Evidence of Debt. Agent shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of Borrower to Agent and Lenders, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to Agent and Lenders from time to time hereunder. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any entry or any error in such records, shall not affect any of the Obligations in respect of any applicable Revolving Loans. The Revolving Loans made by the Lenders shall be evidenced by a promissory note in the form of Exhibit F hereto. Borrower shall execute and deliver to Agent a promissory note payable to the order of each Lender (or, if requested by a Lender, to its registered assigns). Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

4.7                               Taxes.

(a)                                 Withholding of Taxes; Gross-Up. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.7) the Agent or Lenders receive an amount equal to the sum they would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 4.7, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(d)                                 Indemnification by Borrower. Borrower shall indemnify Agent and Lenders, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent and Lenders or required to be withheld or deducted from a payment to Agent and Lenders and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Agent shall be conclusive absent manifest error.

(e)                                  Treatment of Certain Refunds. If Agent determines, in its sole discretion, exercised in good faith, that Agent or Lenders have received a refund of any Taxes as to which they has been indemnified pursuant to this Section 4.7 (including by the payment of additional amounts pursuant to this Section 4.7), they shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including

Taxes) of Agent or Lenders and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of Agent, shall repay to Agent and Lenders the amount paid over pursuant to this Section 4.7(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or Lenders are required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.7(e), in no event will Agent and Lenders be required to pay any amount to an indemnifying party pursuant to this Section 4.7 the payment of which would place Agent and Lenders in a less favorable net after-Tax position than Agent and Lenders would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.7(e) shall not be construed to require Agent and Lenders to make available their Tax returns (or any other information relating to its Taxes that they deem confidential) to the indemnifying party or any other Person.

(f)                                   Survival. Each party’s obligations under this Section 4.7 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE 5 SECURITY INTEREST

5.1                               Grant of Security Interest.

(a)                                 As collateral security for the payment and performance in full of all of the Obligations, each Credit Party hereby pledges and grants to Agent, for the ratable benefit of Agent, the Lenders and Bank Product providers, a Lien on and security interest in and to all of the right, title and interest of such Credit Party in, to and under all of the Collateral.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the security interest created hereby shall not extend to, and the term “Collateral” shall not include, any Excluded Collateral and the Borrower shall from time to time at the request of Agent give written notice to Agent identifying in reasonable detail the Excluded Collateral and shall provide to Agent such other information regarding the Excluded Collateral as Agent may from time to time reasonably request; provided, that, if and when any property shall cease to be Excluded Collateral, a security interest in and Lien on such property shall automatically and without further action be deemed granted therein under this Agreement. Borrower hereby represents and warrants that the Excluded Collateral (excluding the Third Party Pledged Equity Interests, any Equity Interests in Portfolio Companies formed outside the United States, the Equity Interests in Portfolio Companies listed on Schedule 5.1(b) hereto, and the JPM Letter of Credit Deposit Account), when taken as a whole, is not material to the business operations or financial condition of Borrower.

5.2                               Financing Statement Filings.

(a)                                 Each Credit Party hereby irrevocably authorizes Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by

Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Credit Party is an organization, the type of organization and any organizational identification number issued to such Credit Party, (ii) a description of the Collateral as “all assets of the Debtor, wherever located, whether now owned or hereafter acquired” and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Credit Party agrees to provide all information described in the immediately preceding sentence to Agent promptly upon request.

(b)                                 Each Credit Party hereby further authorizes Agent to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) this Agreement, each Intellectual Property Security Agreement, and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Credit Party hereunder, without the signature of such Credit Party where permitted by law, and naming such Credit Party as debtor, and Agent as secured party.

(c)                                  Each Credit Party hereby further authorizes Agent at any time and from time to time, with respect to all motor vehicles covered by a certificate of title law of any state, to file in any relevant jurisdiction with the registrar of motor vehicles or other appropriate Governmental Authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title.

(d)                                 Each Credit Party hereby ratifies its prior authorization for Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

ARTICLE 6 CONDITIONS PRECEDENT

6.1                               Conditions Precedent to Effectiveness of Agreement to Make Initial Revolving Loans. The agreement of Lenders to make the Revolving Loans shall become effective upon the satisfaction, or waiver, immediately prior to or concurrently therewith of each of the conditions precedent set forth on Schedule 6.1.

6.2                               Conditions Precedent to All Revolving Loans. The obligation of Lenders to make the Revolving Loans, including the initial Revolving Loans, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Revolving Loan of each of the following conditions precedent:

(a)                                 All representations and warranties contained herein and in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Loan Documents on and as of such earlier date).

(b)                                 As of the date of any such Revolving Loan or the use of the proceeds thereof, and after giving effect to any of the foregoing, no Default or Event of Default shall exist or have occurred and be continuing.

(c)                                  Agent shall have received a request for such Revolving Loan in accordance with the requirements of this Agreement.

(d)                                 As of the date of any such Revolving Loan or the use of the proceeds thereof, and after giving effect to any of the foregoing, no event, condition or circumstance that has or individually or in the aggregate could reasonably be expected to have a Material Adverse Effect shall have occurred.

(e)                                  As of the date of any such Revolving Loan or the use of the proceeds thereof, and after giving effect to any of the foregoing, the aggregate principal amount of the Revolving Loans shall not exceed the lesser of the Maximum Credit or the Borrowing Base.

Each request for a Revolving Loan (including any request for the conversion of a Revolving Loan to a LIBOR Loan or a Prime Rate Loan) submitted by Borrower shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 6.2 have been satisfied on and as of the date of the applicable Revolving Loan. The making of any Revolving Loan shall not be deemed a modification or waiver by Agent or Lenders of any of the terms of this Agreement or any Default or Event of Default.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to Agent and each Lender the following:

7.1                               Organization; Powers. Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business, and is in good standing in, every jurisdiction where such qualification is required.

7.2                               Authorization; Enforceability. The execution, delivery and performance by each of the Credit Parties of the Loan Documents to which it is a party have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which such Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7.3                               No Conflicts. The execution, delivery, and performance by each of the Credit Parties of the Loan Documents to which it is a party do not and will not (a) violate any material provision of Federal, State, or local law or regulation applicable to the Credit Parties, the

Organization Documents of each of the Credit Parties, or any order, judgment, or decree of any court or other Governmental Authority binding on the Credit Parties or their property, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of the Credit Parties where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (c) result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien, security interest, charge or other encumbrance upon any property of the Credit Parties, other than Permitted Liens, or (d) require any approval of any holder of Equity Interests of the Credit Parties or any approval or consent of any Person under any material agreement of the Credit Parties, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

7.4                               Governmental Approvals. The execution, delivery, and performance by the Credit Parties of the Loan Documents to which the Credit Parties are a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

7.5                               Financial Statements; No Material Adverse Effect; Solvent. The consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrower and its Subsidiaries that have been and are hereafter delivered to Agent, have been prepared in accordance with GAAP as applicable to a business development company as defined in the Investment Company Act (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of Borrower and its Subsidiaries as of the date thereof and results of operations for the period then ended. Since January 31, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect with respect to Borrower and its Subsidiaries, taken as a whole. No financial statement delivered to Agent at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Projections delivered to Agent have been prepared in light of the past operations of the businesses of Borrower and its Subsidiaries and are based upon estimates and assumptions stated therein, all of which Borrower and its Subsidiaries believe to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrower and its Subsidiaries of the future financial performance of Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein. It being recognized by Agent and the Lenders that any projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material. The Credit Parties, taken as a whole, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

7.6                               Assets; No Liens. Each Credit Party has good and marketable title or the contractual right to use or possess its assets sufficient for the conduct of its business and none of such assets is subject to any Lien except for Permitted Liens.

7.7                               Litigation. Except as set forth on Schedule 7.7, there are no actions, suits, proceedings or investigations pending or, to best of Borrower’s knowledge, threatened against the Credit Parties, or their business or assets, that (a) relate to any Loan Documents or transactions contemplated thereby or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.

7.8                               Compliance with Laws. Each of the Credit Parties is in compliance with the requirements of all applicable laws, rules, regulations, executive orders or codes (including Environmental Laws) and all final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority, in each case where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to the Credit Parties under any applicable laws, rules, regulations, executive orders or codes.

7.9                               Environmental Condition. Except as set forth on Schedule 7.9, (a) the Credit Parties’ assets have not been used by the Credit Parties, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) the Credit Parties’ assets have not been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) the Credit Parties have not received notice that a security interest, Lien or other encumbrance arising under any Environmental Law has attached to any assets of the Credit Parties, and (d) the Credit Parties and their assets are not subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or liability thereunder that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

7.10                        No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

7.11                        Material Contracts. Borrower has filed with the SEC true, correct and complete copies of its Material Contracts that are in effect as of the date hereof. The Credit Parties are not in breach or in default in any material respect under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

7.12                        Restrictive Agreements. None of the Credit Parties are party to any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of the Credit Parties to pay dividends or make other distributions or pay any Indebtedness owed by or to the Credit Parties or make loans or advances, or guaranty Indebtedness, or grant security interests in or Liens on any of their assets or transfer any of their assets, other than (a) this Agreement, (b) such agreements or other arrangements (i) in effect on the Closing Date and listed on Schedule 7.12, or (ii) relating to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness, and (c) customary restrictions on assignment in leases and other contracts as set forth on Schedule 7.12.

7.13                        Taxes. The Credit Parties have timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Credit Parties have set aside on their books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes.

7.14                        ERISA. Neither Borrower nor any ERISA Affiliate of Borrower (other than any Portfolio Company that may be considered an ERISA Affiliate) has, or during the past three (3) years had, or is reasonably expected to have an ERISA Event with respect to a Multiemployer Plan, and when taken together with any other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. To the extent a Portfolio Company may be considered an ERISA Affiliate, any ERISA Events at such Portfolio Companies shall not be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

7.15                        Insurance. Schedule 7.15 sets forth a description of all insurance maintained by or on behalf of the Credit Parties as of the date hereof. As of the date hereof, all premiums in respect of such insurance have been paid. The Credit Parties maintain with financially sound and reputable insurance companies, insurance on all of their property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

7.16                        Capitalization and Subsidiaries. Schedule 7.16 sets forth (a) a correct and complete list of the name and relationship to Borrower of each Subsidiary, (b) a true and complete listing of each class of each of Subsidiary’s authorized Equity Interests, all of which issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 7.16, and (c) the type of entity of Borrower and each Subsidiary. There are no outstanding commitments or other obligations of Borrower to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of Borrower.

7.17                        Security Interest in Collateral. This Agreement creates a legal and valid security interests in the Collateral in favor of Agent for the benefit of Agent and Lenders, and such security interests constitute perfected and continuing security interests on the Collateral, securing the Obligations, enforceable against the Credit Parties and having priority over all other security interests, Liens or other encumbrances on the Collateral except (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the security interests of Agent for the benefit of Agent and Lenders pursuant to any applicable law or agreement and (b) security interests perfected only by possession or the notation of the security interest on the certificate of title with respect thereto to the extent Agent for the benefit of Agent and Lenders has not obtained or does not maintain possession of such Collateral or has not had its security interest noted on the certificate of title.

7.18                        Brokers. Except for amounts payable by the Borrower to JMP Securities at or the time of the Closing, there are no brokerage commissions, finder’s fees or investment banking fees payable by the Credit Parties in connection with any transactions contemplated by the Loan Documents. For the avoidance of doubt, the parties acknowledge that brokerage commissions, finder’s fees and/or referral fees may be payable by Borrower in connection with Investments made by Borrower after the Closing Date and this Section 7.18 is not intended to constitute a representation or warranty with respect to, or to otherwise limit the Borrower from paying, any such brokerage commissions, finder’s fees and/or referral fees. The Credit Parties acknowledge and agree that the Agent and the Lenders do not have any responsibility or liability for any such brokerage commissions, finder’s fees and/or referral fees referred to in this Section 7.18.

7.19                        Intellectual Property. Each of the Credit Parties owns, or is licensed to use, all Intellectual Property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 7.19, and the use thereof by Credit Parties does not infringe on the rights of any other Person, and except as set forth on such Schedule, the Credit Parties’ rights thereto are not subject to any licensing agreement or similar arrangement. No material trademark, servicemark, copyright or other material Intellectual Property at any time used by the Credit Parties which is owned by another person, or owned by the Credit Parties subject to any security interest, Lien or other encumbrance in favor of any person other than Agent, is used by the Credit Parties, except to the extent permitted under the terms of the license agreements listed on Schedule 7.19.

7.20                        Reserved.

7.21                        Labor Relations. Except as described on Schedule 7.21, none of the Credit Parties are party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of the Credit Parties’ employees or any threatened strikes, work stoppages or demands for collective bargaining.

7.22                        Payable Practices. Borrower has not made any material change in its historical accounts payable practices from those in effect on the Closing Date.

7.23                        Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally in the business of purchasing or carrying any Margin Stock.

7.24                        Investment Company Act; Regulated Investment Company.

(a)                                 Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a regulated investment company under Subchapter M, Section 851 of the Internal Revenue Code.

(b)                                 Borrower conducts its business and other activities in compliance in all material respects with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC thereunder.

(c)                                  The business and other activities of the Credit Parties, including, but not limited to, the incurrence by the Credit Parties of the Obligations hereunder, the application of the proceeds and the repayment thereof by Credit Parties and the consummation of the transactions contemplated by this Agreement do not violate in any material respect, with respect to Borrower, the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder.

7.25                        Anti-Terrorism Laws; Anti-Money Laundering Laws. None of the Credit Parties are, and after making due inquiry no Person who owns a controlling interest in or otherwise controls the Credit Parties is, (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC, and/or on any other similar list (collectively, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii)a Person (a “Designated Person”) either (A)included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B)designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”).

(a)                                 Neither the Borrower or its Subsidiaries (i) is a Person or entity with which Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (ii) is a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (iii) is affiliated or associated with a Person or entity listed in the preceding clause (i) or clause (ii). To the knowledge of Borrower, none of the Credit Parties or their Affiliates, nor any brokers or other agents acting in any capacity in connection with the Revolving Loans hereunder (A) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (B) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)                                 To the best of the knowledge of the Borrower after due inquiry, none of the Borrower or its Subsidiaries nor any holder of a direct or indirect interest in the Borrower or any of its Subsidiaries (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

7.26                        Equity Investments and Debt Investments.

(a)                                 Schedules 7.26(a) and 7.26(c) are complete and correct lists of the name, jurisdiction of organization and ownership of each Portfolio Company in which Borrower owns any Equity Interests on the date hereof. Schedule 7.26(a) lists the Equity Interests in the Portfolio Companies that are pledged to the Agent for the benefit of the Agent and the Lenders. At the time of acquisition by the Borrower, to the knowledge of the Borrower, all of the issued and outstanding Equity Interests of Borrower in each Portfolio Company were validly issued and fully paid and non-assessable. Borrower is the owner and holder of the Equity Interests in each Portfolio Company (except to the extent that Agent’s Bailee may be in possession of any certificates or other tangible evidence thereof for the Equity Investments). Borrower is the sole owner, free and clear of all Liens (except for the Liens granted in the favor of Agent for the benefit of Agent and Lenders and Permitted Liens) of all Equity Investments and Remaining Equity Interests.

(b)                                 Schedule 7.26(b) is a complete and correct list of the name, jurisdiction of organization, the original amount and current outstanding balance of each Debt Investment. All of the issued and outstanding Debt Investments of Borrower has been validly issued by the Debt Investment Obligors and fully funded, and Borrower is the owner and holder thereof (except to the extent that Agent’s Bailee may be in possession of any promissory notes or other tangible evidence thereof). Borrower is the sole owner, free and clear of all Liens (except for the Liens granted in the favor of Agent for the benefit of Agent and Lenders and Permitted Liens) of all of the Debt Investments. Except as described on Schedule 7.26(b), there are no outstanding debt securities of any Debt Investment Obligors or any debt or equity securities of any Debt Investment Obligors and no outstanding obligations of a Debt Investment Obligor or any of its Subsidiaries, in each case, convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from such Debt Investment Obligor or any of its Subsidiaries, or other obligations of Debt Investment Obligor or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of such Debt Investment Obligor or any of its Subsidiaries. Schedule 7.26(b) sets forth all of the Indebtedness of each Debt Investment Obligor.

(c)                                  With respect to each Debt Investment of Borrower in a Debt Investment Obligor, except as specifically disclosed on the most recent Borrowing Base Certificate received by Agent or other collateral report delivered to Agent, (i) each Debt Investment and all related Debt Investment Loan Documents represent Debt Investments acquired in the ordinary course of Borrower’s business, (ii) each Debt Investment has been documented in accordance with the Credit Policy and Investment Ratings Policy, (iii) there are no setoffs, claims or disputes existing or asserted with respect to such Debt Investment, (iv) Borrower has not made any agreement with the Debt Investment Obligor or other owners or holders of Equity Interests in such Debt Investment Obligor for any extension of time for the payment or performance of any obligations at any time owing or payable by such Debt Investment Obligor to Borrower, any compromise or settlement for less than the full amount thereof, any release from liability therefor, or any deduction therefrom, except, in each case, such as may be granted by Borrower in the ordinary course of its business, (v) there are no facts, events or occurrences that in any way impair the validity or enforceability of any Debt Investments at any time owing or payable by such Debt Investment Obligor to Borrower thereof or could reasonably be expected to reduce any amounts that may be payable by such Debt Investment Obligor to Borrower, (vi) Borrower has not received any notice of proceedings or actions that are threatened or pending against any Debt Investment Obligor that would reasonably be expected to result in a Debt Investment Obligor Material Adverse Effect as to such Debt Investment Obligor, and including, without limitation, notice of any actual or imminent Insolvency Proceedings with respect to such Debt Investment Obligor, (vii) Borrower has not received notice of any actual or threatened litigation regarding the validity or enforceability of any Debt Investment, (viii) each Debt Investment Obligor is Solvent and (ix) no event of default has occurred and is continuing under the applicable Debt Investment Loan Documents or any other agreements, documents or instruments relating to any Indebtedness of such Debt Investment Obligor.

(d)                                 With respect to each of the Equity Documents, Debt Investment Loan Documents and each document executed in connection therewith as to any Investment of Borrower in a Portfolio Company or a Debt Investment Obligor, (i) such agreement or document has been duly authorized, executed and delivered to Borrower by the Portfolio Company or Debt Investment Obligor party thereto, and is enforceable in accordance with its terms, and (ii) all amounts at any time payable or owing by the Portfolio Company or Debt Investment Obligor party thereto or any other party thereto under or pursuant to such Equity Documents, Debt Investment Loan Documents or related documents are payable without defense, setoff or counterclaim; (iii) such Documents relating to each Eligible Investment and such Debt Investment Loan Documents relating to each Debt Investment do not contain any condition, restriction, limitation or prohibition with respect to the right of Borrower or any subsequent assignee to sell, transfer, assign, pledge, encumber and/or grant a security interest in, or to assign as collateral, to any other Person any of Borrower’s right, title and interest in and to the Investments subject to such Equity Documents and Debt Investment Loan Documents, except as set forth on Schedules 7.26(a), 7.26(b) and 7.26(c).

(e)                                  The amounts reflected on all records and reports that may be delivered to the Agent with respect to such Debt Investments are correct and complete and each Debt Investment reflected in the computations included in any Borrowing Base Certificate satisfies the criteria established therefor in this Agreement.

7.27                        Credit and Compliance Policies. Exhibit G is a true and complete list of all the MVC Capital Debt Investing Guidelines, Borrower’s Compliance Manual and Tokarz Group Compliance Manual in full force and effect as of the Closing Date, copies of which have been delivered to the Agent.

7.28                        Pledge Agreement. Upon delivery to Agent of any original certificates evidencing certain Equity Interests of the Subsidiaries of Borrower that are listed on Schedule 7.28 that are included within the Collateral together with the filing of applicable UCC financing statements as to other uncertificated Equity Interests of the Subsidiaries of Borrower, the Pledge Agreement will be sufficient to create in favor of Agent, for the benefit of itself and Lenders, a legal, valid and enforceable security interest in the Equity Interests of the Subsidiaries of Borrower that are included within the Collateral secured thereby.

7.29                        Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance, when taken as a whole, that the Credit Parties have failed to disclose to Agent in writing that has, or could reasonably be expected to have, a Material Adverse Effect.

ARTICLE 8 AFFIRMATIVE COVENANTS

8.1                               Financial Statements, Borrowing Base Certificate and Other Information. Borrower (a) will deliver to Agent and Lenders each of the financial statements, reports, and other items set forth on Schedule 8.1 no later than the times specified therein, provided, however, notwithstanding the forgoing, for the avoidance of doubt, Agent agrees that the Borrower shall have until March 11, 2016 to file its Form 10-Qs for the fiscal quarters ending July 31, 2015 and January 31, 2016 and its Form 10-K for the year ending October 31, 2015, (b) maintain a system of accounting that enables Borrower and its Subsidiaries to produce financial statements in accordance with GAAP, and (c) will (i) keep a reporting system that shows all Investments, and (ii) maintain systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

8.2                               Notices of Material Events. Borrower will promptly notify Agent (with reasonably prompt further notification from Agent to Lenders) in writing of: (a) the occurrence of any Default or Event of Default; (b) any Debt Investment Obligor Material Adverse Effect, (c) any matter that has, or could reasonably be expected to have, a Material Adverse Effect; (d) any default under, a Material Contract or with respect to Material Indebtedness of the Credit Parties thereof; (e) any material dispute, litigation, investigation, proceeding or suspension between the Credit Parties and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting the Credit Parties, including pursuant to any applicable Environmental Laws; (f) the occurrence of any ERISA Event; (g) any material change in accounting policies or financial reporting practices of the Credit Parties or any Debt Investment Obligor; (h) any change in Tokarz Group or Borrower’s senior executive officers; (i) the discharge by Borrower of their independent accountants or any withdrawal or resignation by such accountants; (j) any collective bargaining agreement or other labor contract to which the Credit Parties become a party, or the application for the certification of a collective bargaining agent; (k) the filing of any Lien for unpaid Taxes against the Credit Parties; (l) any loss, damage, or destruction to, or commencement of any action or proceeding for the taking under eminent domain, condemnation or similar proceeding, of Collateral, whether or not covered by insurance; and (m) any transaction occurring after the Closing Date consisting of: (i) the entry into a Material Contract, (ii) the incurrence of Material Indebtedness, (iii) the voluntary or involuntary grant of any Lien other than a Permitted Lien upon any property of the Credit Parties; (iv) the making of any Permitted Investments, notify Agent at the same time as the next Borrowing Base Certificate to be delivered to Agent); provided, that, each such notice under these clauses (i), (ii), (iii) (as to a voluntary grant), or (iv) shall be received by Agent not less than five (5) Business Days prior thereto, together with such other information with respect thereto as Agent may request. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

8.3                               Existence; Business Development Company; Regulated Investment Company.

(a)                                 Each of the Credit Parties (other than MVC PE Fund) will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b)                                 Borrower shall maintain and not revoke the election of Borrower to be a business development company under the Investment Company Act, and its qualification as a regulated investment company under Subchapter M, Section 851 of the Internal Revenue Code, and will conduct its business and other activities in compliance with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC thereunder.

8.4                               Payment of Obligations. Each of the Credit Parties will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Credit Parties have set aside on their books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, that, the Credit Parties will remit withholding taxes and other payroll taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions.

8.5                               Maintenance of Properties. Each of the Credit Parties will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

8.6                               Compliance with Laws. Each Credit Party will (a) comply in all material respects with all laws, rules, regulations, licenses, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under Material Contracts to which it is a party in each case, where the failure to do so, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

8.7                               Insurance. Each of the Credit Parties will maintain with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Borrower will from time to time upon Agent’s request furnish to Agent information in reasonable detail as to the insurance so maintained.

8.8                               Inspection Rights; Field Examinations; Valuations. Upon the request of Agent after reasonable prior notice to Borrower, the Credit Parties will permit Agent or a firm engaged by Agent for such purpose to (a) conduct field examinations, including, without limitation, with respect to the Credit Parties’ practices in the calculation of the Borrowing Base and the assets included in the Borrowing Base and related financial information such as, but not limited to, valuations, investments, payables, accruals and reserves, (b) conduct valuations of the Collateral for not less than seventy-five percent (75%) of the Eligible Debt Investments and (c) have access to any and all of the Credit Parties’ monitoring tools, including but not limited to valuations by third parties and the Borrower’s Audit Committee’s risk ratings. Upon the request of Agent, after reasonable prior notice to Borrower, the Credit Parties will permit representatives and other professionals (including investment bankers, consultants, accountants, and lawyers) engaged by Agent for such purpose to visit and inspect any of their properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their directors, officers, and accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired. Prior to the occurrence of a Default or an Event of Default, the Borrower shall bear the cost and expenses of four (4) such examinations per year, provided however, in the event the average Liquidity exceeds Twenty Five Million Dollars ($25,000,000) for one hundred twenty (120) consecutive days, the Borrower shall bear the cost and expenses of three (3) such examinations per year. Prior to the occurrence of an Event of Default, the Borrower shall bear the cost and expenses of two (2) such valuations per year. After the occurrence of an Event of Default, the Borrower shall bear the cost and expense of all such examinations and valuations and they shall be at such times and upon such notice as the Agent shall determine in its discretion.

8.9                               Use of Proceeds. Borrower shall use the initial proceeds of the Revolving Loans hereunder only for: (a) payments to each of the persons listed in the pay proceeds letter furnished by Borrower to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents for the Agent and the Lenders. All other Revolving Loans made shall be used by Borrower (a) to fund current and future Investment opportunities of Borrower and (b) for working capital and other proper corporate purposes not prohibited hereunder.

8.10                        Cash Management; Collection of Proceeds of Collateral.

(a)                                 The Credit Parties shall establish and maintain, at their expense, Deposit Accounts and cash management services of a type and on terms, with the banks, set forth on Schedule 8.10 and, subject to Section 8.10(b) below, such other banks as the Credit Parties may hereafter select (such other banks, together with the banks set forth on Schedule 8.10, collectively, the “Cash Management Banks” and individually, a “Cash Management Bank”). The Credit Parties have designated the Agent as the Cash Management Bank and shall maintain their Deposit Accounts with the Agent. In addition the Borrower shall be permitted to maintain Deposit Accounts (i) with the Lenders for the Pledged Cash, (ii) with BB&T as otherwise permitted in this Agreement, and (iii) with U.S. Bank National Association (limited to no more Five Hundred Thousand Dollars ($500,000) for each of Borrower and each other Credit Party, provided, the aggregate amount does not exceed One Million Dollars ($1,000,000) at any time, provided, further, that the Borrower shall be permitted to have on deposit up to Ten Million Dollars ($10,000,000) in cash for no more than ten (10) days (with respect to any particular Investment) with U.S. Bank National Association in connection with the funding of new Investments permitted under this Agreement). Borrower shall deliver, or cause to be delivered to Agent, a Control Agreement with respect to each of their Deposit Accounts (other than Excluded

Deposit Accounts), including, without limitation, U.S. Bank National Association, duly authorized, executed and delivered by each Cash Management Bank where a Deposit Account is maintained (other than Excluded Deposit Accounts), U.S. Bank National Association. Borrower shall direct all Debt Investment Obligors and Portfolio Companies in respect of any amounts payable to Borrower to make payment of all such amounts to the Borrower’s Deposit Account maintained with the Agent and otherwise take all reasonable actions to cause such payments to be made to the Borrower’s Deposit Account maintained with the Agent. Each of the Borrower and its respective employees, agents and Subsidiaries (other than MVC PE Fund) shall, acting as trustee for Agent, receive, as the property of Borrower, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Debt Investments, Equity Interests or other Collateral which come into its possession or under its control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Borrower’s Deposit Account maintained with the Agent.

(b)                                 So long as no Default or Event of Default exists or has occurred and is continuing, upon not less than five (5) Business Days’ prior written notice to Agent, Borrower may amend Schedule 8.10 to add or replace a Deposit Account and shall upon such addition or replacement provide to Agent an amended Schedule 8.10; provided, that, prior to the time of the opening of such Deposit Account (other than Excluded Deposit Accounts) Borrower and such prospective depository bank shall have executed and delivered to Agent a Control Agreement. Such Deposit Accounts shall be subject to the limitations set forth in this Agreement. Borrower shall close any of its Deposit Accounts (other than Excluded Deposit Accounts) (and establish replacement Deposit Accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within forty-five (45) days after notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the depository bank with respect to Deposit Accounts (other than Excluded Deposit Accounts) or Agent’s liability under any Control Agreement with such depository bank is no longer satisfactory to Agent in Agent’s reasonable judgment.

8.11                        Additional Collateral; Further Assurances.

(a)                                 In the case of the formation or acquisition by the Credit Parties of any Subsidiary after the date hereof, as to any such Subsidiary, (i) such Credit Party shall cause such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, a joinder agreement to the Loan Documents in order to make such Subsidiary a party to this Agreement as a Guarantor and a Guaranty Agreement and shall cause it to execute and deliver such other agreements, documents or instruments and to deliver other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and Liens upon the assets of such Subsidiary and the Equity Interests of such Credit Party in such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) such Credit Party shall execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent for the benefit of Agent and Lenders a first pledge of and Lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary, such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(b)                                 Without limiting the foregoing, Borrower will, and will cause each Subsidiary (other than the MVC PE Fund) to, execute and deliver, or cause to be executed and delivered, to Agent such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 6.1, as applicable), which Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the security interests and Liens created or intended to be created hereunder, all in form and substance reasonably satisfactory to Agent and at the expense of Borrower.

8.12                        End of Fiscal Years; Fiscal Quarters. Borrower and its Subsidiaries shall, for financial reporting purposes, cause their fiscal year to end on October 31 of each year, and fiscal quarters to end on the last day of each of January, April, July and October of each year.

8.13                        Required Pledged Cash Amount. Borrower shall at all times maintain Pledged Cash in the Required Pledged Cash Deposit Accounts in an aggregate amount equal to or exceeding the Required Pledged Cash Amount. The amount of Cash held in each Required Pledged Cash Deposit Account maintained by each Lender shall equal or exceed such Lenders’ Pro Rata Share of the Required Pledged Cash Amount. Notwithstanding anything herein to the contrary, the Borrower shall have ten (10) Business Days from the Closing Date to open and deposit the Required Pledged Cash Amount in the Required Pledged Cash Deposit Account with Wintrust Bank.

8.14                        Investment Documents. The Borrower shall maintain all Equity Documents and Debt Investment Loan Documents (other than Equity Documents and Debt Investment Loan Documents which have been delivered to Agent or to Agent’s Bailee) in a secure manner in a location with fire, casualty and theft protection reasonably satisfactory to Agent. Borrower will provide to Agent true, correct and complete copies of any Equity Documents, Debt Investment Loan Documents and Investment Books as Agent may from time to time request, together with any agreements, documents or instruments relating to the Indebtedness of any Portfolio Company, Debt Investment Loan Documents, Investment Books and related matters.

8.15                        Maintenance of Current Administrative Procedures. The Borrower shall maintain, at its own cost and expense, the current procedures of Borrower for monitoring and administering the interests of Borrower in the Debt Investment Obligors and Portfolio Companies and exercising all of its rights under or pursuant to the Debt Investment Loan Documents and Equity Documents with respect to any of the Investments.

8.16                        Credit Policy. The Borrower shall comply in all material respects with the Credit Policy and furnish to Agent, prior to its effective date, prompt notice of any material modification to the Credit Policy and not modify the Credit Policy in any material respect, without the prior written consent of Agent.

8.17                        Investments. With respect to the Investments of Borrower: (i) Borrower shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of Agent for the benefit of Agent and Lenders and Permitted Liens), and shall be fully authorized with respect to each Investment to sell, transfer, assign, pledge, encumber and/or grant a security interest in, or to assign as collateral, to any other Person any of Borrower’s right, title and interest in and to the Investments; (ii) none of the transactions underlying or giving rise to any of the Investments shall violate any applicable State or Federal laws or regulations, and all of the Documents or any other documents relating thereto shall be legally enforceable under such laws in accordance with their terms; (iii) all agreements, instruments and other documents relating to any of the Investments shall be true and correct and in all material respects what they purport to be; and (iv) shall maintain the Investment Books and any other books and records pertaining to the Investments in such detail, form and scope as Agent shall reasonably require.

8.18                        Subordination. The Borrower shall cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to Agent and Lenders and promptly upon the request of Agent or Required Lenders, deliver to Agent a Subordination Agreement in form and substance satisfactory to Agent and Required Lenders duly authorized, executed and delivered by Borrower and its Affiliates.

8.19                        Costs and Expenses. Borrower shall pay to Agent and Lenders on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s, for the benefit of Agent and Lenders, rights in the Collateral, this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Agent’s customary charges and fees with respect thereto; (c) actual costs and expenses of preserving and protecting the Collateral; (d) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against Agent and Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (e) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is One Thousand Dollars ($1,000) per person per day); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic external valuations to be performed at the Agent’s discretion for not less than seventy-five percent (75%) of the Eligible Debt Investments, and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing and after the occurrence of an Event of Default, the reasonable fees and disbursements of counsel (including legal assistants) to Lenders in connection with any of the foregoing.

ARTICLE 9 NEGATIVE COVENANTS

9.1                               Indebtedness. The Credit Parties shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except for the Permitted Indebtedness.

9.2                               Liens. The Credit Parties shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of their assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or Lien with respect to any such assets or properties, except Permitted Liens.

9.3                               Fundamental Changes. The Credit Parties shall not, directly or indirectly, (a) change their name or conduct business under any fictitious name; (b) change their tax, charter or other organizational identification number; (c) change their form or state of organization; (d) suspend operations, wind up, liquidate or dissolve; or (e) merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions.

9.4                               Asset Sales. The Credit Parties shall not sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests, including, without limitation, Equity Interests of the Borrower, or any of their assets to any other Person, except for Permitted Dispositions or agree to do any of the foregoing, except to the extent that such agreement contains a condition requiring the consent of Agent if the agreement to do any of the foregoing is otherwise prohibited by the terms hereof.

9.5                               Loans, Advances, Investments, Etc. The Credit Parties shall not make, directly or indirectly, any Investments or purchase or repurchase Investments or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, or permit any Subsidiary to do any of the foregoing, except:

(a)                                 loans existing on the date hereof as set forth on Schedule 7.26(b) hereto;

(b)                                 Investments consisting of loans by Borrower to another Borrower, provided, that, the Indebtedness arising pursuant to any such loan shall constitute Subordinated Indebtedness;

(c)                                  Permitted Investments; and

(d)                                 dividends, redemptions, repurchases and other distributions permitted under Section 9.9 hereof.

9.6                               Investments. Except for (a) Permitted Investments, (b) the Investments set forth on Schedule 7.26(a), 7.26(b) and 7.26(c) and (c) as otherwise permitted in this Agreement, the Credit Parties shall not, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, Debt Investments or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”). The Credit Parties shall not transfer to the Excluded Deposit Accounts any funds in excess of those necessary for the then current expenses that are to be paid from the Excluded Deposit Accounts.

9.7                               Transactions with Affiliates. The Credit Parties shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of the Credit Parties, except pursuant to the reasonable requirements of the Credit Parties’ business and upon fair and reasonable terms no less favorable to the Credit Parties than the Credit Parties would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following: (a) any management, investment, employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Credit Parties in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the board of directors or equivalent governing body of the Credit Parties, and (b) Restricted Payments permitted under Section 9.9 hereof.

9.8                               Change in Business. The Credit Parties shall not engage in any business other than the business of the Credit Parties on the date hereof and any business reasonably related, ancillary or complimentary to the business in which the Credit Parties are engaged on the date hereof.

9.9                               Restricted Payments. The Credit Parties shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than Permitted Restricted Payments.

9.10                        Restrictive Agreements. The Credit Parties shall not, directly, or indirectly, create or otherwise cause or suffer to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of the Credit Parties to pay dividends or make other distributions or pay any Indebtedness owed by or to the Credit Parties or make loans or advances or grant security interests in or Liens on any of their assets or transfer any of their assets, except such an agreement or other arrangement that (a) is in effect on the Closing Date, (b) relates to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness or (c) constitute customary restrictions on assignment in leases and other contracts.

9.11                        Certain Payments of Indebtedness, Etc. The Credit Parties shall not make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (a) payment of the Obligations; (b) payment of regularly scheduled principal and interest payments, and other mandatory payments, as and when due in respect of any Permitted Indebtedness, other than payments in respect of Subordinated Debt prohibited by the subordination provisions thereof; (c) payments in respect of Permitted Indebtedness in each case with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under the definition of Permitted Indebtedness; (d) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted under Section 9.4 and (e) Permitted Restricted Payments.

9.12                        Amendment of Material Documents. None of the Credit Parties shall amend, modify or waive any of the terms of: (a) its Organization Documents except for amendments, modifications or other changes that do not affect the rights and privileges of Credit Parties and do not affect the ability of such Credit Party to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise affect the interests of Agent and Lenders and so long as at the time of any such amendment, modification or waiver, no Default or Event of Default shall exist or have occurred and be continuing, (b) the Credit Policy, (c) the Investment Ratings Policy or (d) any agreement, document or instrument evidencing or governing any Material Indebtedness, except, that, the Borrower may, after prior written notice to Agent, amend or modify the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrower.

9.13                        Sale and Leasebacks. None of the Credit Parties shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Credit Parties that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after the Credit Parties acquires or completes the construction of such fixed or capital asset and the obligations of the Credit Parties under such lease constitute Permitted Indebtedness.

ARTICLE 10 FINANCIAL COVENANTS

10.1                        Maximum Balance Sheet Leverage. Commencing with the quarterly fiscal period ending April 30, 2016 and for each quarterly fiscal period thereafter, Borrower and its Subsidiaries shall have a Balance Sheet Leverage Ratio not greater than 0.2 to 1.

10.2                        Minimum Interest Coverage Ratio. Commencing with the quarterly fiscal period ending July 31, 2016 and for each quarterly fiscal period thereafter, if average Liquidity for the most recent quarterly fiscal period is less than Thirty Million Dollars ($30,000,000), then

Borrower and its Subsidiaries shall have a Minimum Interest Coverage Ratio of not less than the following amounts:

Period to be tested (if required to be	Minimum Interest
tested)	Coverage Ratio
For the quarterly fiscal period ending on July 31, 2016	1.00 to 1
For the trailing six month period ending on October 31, 2016	1.25 to 1
For the trailing nine month period ending on January 31, 2017	1.25 to 1
For the trailing twelve month period ending on April 30, 2017 and at the end of each quarterly fiscal period thereafter	1.25 to 1

10.3                        Financial Covenant Cure Provisions. In the event Borrower and its Subsidiaries fail to comply with either of the financial covenants set forth in Section 10.1 or 10.2 (the “Financial Covenants”) as of the last day of any quarterly fiscal period (a “Relevant Quarterly Period”), the Borrower and its Subsidiaries shall have the right to cure (the “Cure Right”) such failure (such failure being referred to herein as a “Financial Covenant Default”) by selling any Investment or receiving proceeds of equity issued by Borrower, in each case, after the last day of such Relevant Quarterly Period and on or prior to the day that is thirty (30) days following the delivery of the Compliance Certificate for such Relevant Quarterly Period (the “Cure Period”), and including in the calculation of Net Income and shareholders’ equity, solely for the purposes of determining compliance with the Financial Covenants for such Relevant Quarterly Period (the proceeds of the sale of such Investment or any such equity contribution, a “Cure Contribution”); provided that

(a)                                 notice of the intent to exercise its Cure Right with respect to any Financial Covenant Default (a “Cure Notice”) shall be delivered concurrently with the delivery by the Borrower to the Agent of the Compliance Certificate for the Relevant Quarterly Period;

(b)                                 such Cure Contribution may be treated as Net Income for such Relevant Quarterly Period only to the extent necessary to cure the relevant Financial Covenant Default; and Cure Contributions treated as Net Income for such Relevant Quarterly Period shall be treated as Net Income for the following three (3) fiscal quarters in addition to such Relevant Quarterly Period;

(c)                                  such Cure Contribution shall be included in the calculation of shareholders’ equity for the Relevant Quarterly Period and all subsequent quarterly fiscal periods; and

(d)                                 the Borrower shall have the right to exercise the Cure Right not more than three (3) times during the term of this Agreement and provided that in each consecutive four (4) fiscal quarterly period there will be at least two (2) consecutive fiscal quarters in which no Cure Contribution is made;

Upon the receipt of evidence satisfactory to the Agent of Borrower’s receipt of the Cure Contribution, the Financial Covenants shall be recalculated after giving effect to the increase in Net Income and shareholders’ equity; provided that nothing herein shall constitute a waiver of any Default or Event of Default that exists as a result of the failure of the Borrower to satisfy the Financial Covenants until such recalculation. If, after giving effect to such recalculation, the Borrower shall be in compliance with the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants for the Relevant Quarterly Period with the same effect as though there had been no failure to comply therewith. So long as the Borrower is entitled to make a Cure Contribution pursuant to the foregoing terms and provisions of this Section 10.3, from the date of the Cure Notice until the expiration of the earlier to occur of the expiration of the Cure Period and the date on which the Agent is notified that the Cure Contribution will not be made, neither the Agent nor any Lender shall impose Default Interest, accelerate the Obligations or exercise any enforcement remedy against any Loan Party solely on the basis of the applicable Defaults or Events of Default arising from the Loan Parties failure to satisfy the Financial Covenants; provided (i) until timely receipt of the Cure Contribution, a Default or Event of Default shall be deemed to exist for all other purposes of this Agreement, and any term or provision of any Loan Document which prohibits any action to be taken by a Loan Party or any of its Subsidiaries during the existence of a Default or Event of Default; (ii) notwithstanding the foregoing, upon a deemed cure pursuant to this Section 10.3, the requirements of the applicable Financial Covenants shall be deemed to have been satisfied as of the applicable test date for the Relevant Quarterly Period with the same effect as though there had been no Financial Covenant Default at such date or thereafter; and (iii) at the request of the Required Lenders, Agent shall have the right to charge Default Interest retroactively from applicable test day for the Relevant Quarterly Period for which such Financial Covenant default first occurred, if, for any reason, the Cure Contribution shall not have been made by the earlier of the expiration of the Cure Period and the date on which the Agent is notified that the Cure Contribution will not be made.

ARTICLE 11 EVENTS OF DEFAULT AND REMEDIES

11.1                        Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)                                 (i) Borrower fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations, (ii) any Credit Party fails to perform any of the covenants contained in Sections 8.1, 8.13, 9 and 10, (iii) any Credit Party fails to perform any of the covenants contained in Sections 8.2, 8.7 or 8.10, and such failure shall continue for five (5) Business Days or (iv) any Credit Party fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents other than those described in Sections 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(iii) above and such failure shall continue for thirty (30) days;

(b)                                 any representation, warranty or statement of fact made by the Credit Parties to Agent and Lenders in this Agreement, the other Loan Documents or any other written agreement, schedule, confirmatory assignment or otherwise that are qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect, false or misleading and any other such representation, warranty or statement of fact made by the Credit Parties to Agent shall when made or deemed made be incorrect, false or misleading in any material respect;

(c)                                  any judgment for the payment of money is rendered against the Credit Parties in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of thirty (30) consecutive days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Credit Party or any of the Collateral having a value in excess of Two Million Five Hundred Thousand Dollars ($2,500,000);

(d)                                 One of the Credit Parties makes an assignment for the benefit of creditors;

(e)                                  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against one of the Credit Parties or all or any part of their properties and such petition or application is not dismissed within sixty (60) days after the date of their filing or such Credit Party shall file any answer admitting or not contesting such petition or application or indicates their consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(f)                                   a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by one of the Credit Parties or for all or any part of their property;

(g)                                  any default in respect of any Material Contract or Material Indebtedness, including, without limitation, a default under the Senior Notes, which default continues for more than the applicable cure period contained in the subject agreement, if any, with respect thereto, or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Agent for the benefit of Agent and Lenders the rights, powers and privileges purported to be created thereby,

(h)                                 any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent and Lenders) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(i)            an ERISA Event shall occur which results in or could be expected to result in liability of the Credit Parties in an aggregate amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000);

(j)            the Credit Parties shall be prohibited or otherwise restrained from conducting the business theretofore conducted by them in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(k)           failure of the Borrower to provide the Lender with copies of interim, management prepared financial statements for the fiscal year ending October 31, 2015 no later than January 31, 2016;

(l)            failure of the Borrower to file its Form 10-Qs for the fiscal quarters ending July 31, 2015 and January 31, 2016 and its Form 10-K for the year ending October 31, 2015 on or before March 11, 2016; and

(m)          any Change of Control.

11.2        Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, and after the applicable cure period, if any, has passed, and Agent has provided the Borrower with a Notice of Acceleration, Agent and the Lenders shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without further notice to or consent by the Credit Parties, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Loan Documents, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s and Lenders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by the Credit Parties of this Agreement or any of the other Loan Documents. Agent may (and at the written request of the Required Lenders shall) at any time or times an Event of Default exists or has occurred and is continuing, and the Agent has provided a Notice of Acceleration, proceed directly against the Credit Parties to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, and after the applicable cure period, if any, has passed, and upon the Agent’s delivery of a Notice of Acceleration, with the written approval of Required Lenders (which approval (x) shall be deemed to have been given if no response is received by Agent within three (3) Business Days of such approval being requested and (y) shall not be required if Agent determines in its Permitted Discretion that exigent circumstances exist that require the taking of action prior to approval from Required Lenders) Agent may, and at the written request of the Required Lenders, Agent shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent and Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 11.1(e) and 11.1(f), all Obligations shall automatically become immediately due and payable), (ii) terminate the commitment of Lenders to make Revolving Loans hereunder whereupon the obligation of Lenders to make any Revolving Loan shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 11.1(e) and 11.1(f), the commitments and any other obligation of Agent or Lenders hereunder shall automatically terminate), (iii) cease making Revolving Loans or reduce the lending formulas or amounts of Revolving Loans available to Borrower, (iv) establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein and/or (v) require the Borrower to replace the portfolio manager and Chief Executive Officer of the Borrower with Persons acceptable to the Agent, in its Permitted Discretion.

ARTICLE 12 ASSIGNMENTS AND PARTICIPATIONS; APPOINTMENT OF AGENT

12.1        Assignment and Participations.

(a)           Subject to the terms of this Section 12.1, any Lender may make an assignment to a Qualified Assignee of, at any time or times, the Loan Documents, Revolving Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an Assignment Agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Revolving Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except for an assignment to an Affiliate of such Lender, after giving effect to any such partial assignment the assignee Lender shall have Commitments in an amount at least equal to Five Million Dollars ($5,000,000) and the assignor Lender shall have Commitments in an amount at least equal to Five Million Dollars ($5,000,000); (iv) with respect to any assignment of the Revolving Loan Commitment and the Revolving Loan, be for a ratable portion of the assigning Lender’s interest in the Revolving Loan Commitment Amount and the Revolving Loan; (v) include a payment to Agent of an assignment fee of three thousand five hundred dollars ($3,500) by assignee Lender; (vi) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee; and (vii) unless such an assignment is to an Affiliate of such Lender, Lender shall give notice to the other Lenders of any intent to assign and such other Lenders shall be permitted to purchase such assignment on terms agreed to by assignor Lender and assignee Lender. After the occurrence of a Default or an Event of Default, any Lender may make an assignment to a non-Qualified Assignee with the consent of the Agent (not to be unreasonably withheld or delayed). If more than one Lender wishes to purchase Revolving Loans or Commitments from the assigning Lender, such assignments to Lenders will be allocated on a pro-rata basis. In the case of an assignment by a Lender under this Section 12.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Credit Parties hereby acknowledge and agree that any assignment shall give rise to a direct obligation of the Credit Parties to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s agreement to make Revolving Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Revolving Notes in exchange for the Revolving Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 12.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, that, no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document. The Agent shall maintain at its address referred to in Section 13.1(a) a copy of each Assignment Agreement delivered to and accepted by it and a register of the recordation of the names and addresses of the Lenders and the Commitments, and principal amounts thereunder owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary set forth herein, prior to the occurrence of a Consent Rights Trigger Event, the Lenders shall not assign any portion of their Commitments, Revolving Loans, rights or responsibilities hereunder to any Disqualified Lender. After the occurrence of a Consent Rights Trigger Event, the Lenders shall be permitted to assign any portion of their Commitments, Revolving Loans, rights or responsibilities hereunder to any Person approved by Agent (such approval not to be unreasonably withheld or delayed).

(b)           Subject to the terms of this Section 12.1, any Lender may sell to a Qualified Assignee participations in, at any time or times, the Loan Documents, Revolving Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, remedies, powers or duties thereunder. Any participation by a Lender of all or any part of its Commitment shall be made with the understanding that all amounts payable by the Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents). Solely for purposes of Section 12.8 (Setoff and Sharing of Payments), Section 3.9 (Increased Cost), Section 4.7 (Taxes), and Section 13.6 (Indemnification), the Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence the Borrower shall not have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Notwithstanding anything to the contrary set forth herein, prior to the occurrence of a Consent Rights Trigger Event, the Lenders shall not grant any participations in any portion of their Commitments, Revolving Loans, rights or responsibilities hereunder to any Disqualified Lender. After the occurrence of a Consent Rights Trigger Event, the Lenders shall be permitted to grant participations in any portion of their Commitments, Revolving Loans, rights or responsibilities hereunder to any Person approved by Agent (such approval not to be unreasonably withheld or delayed).

(c)           Except as expressly provided in this Section 12.1, no Lender shall, as between the Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Loans, the Revolving Notes or other Obligations owed to such Lender.

(d)           Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their affairs contained in any selling materials provided by Borrower and all other information provided by Borrower and included in such materials, except that any projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower based upon any estimates or assumptions stated therein which Borrower believed to be reasonable and fair in light of the conditions and facts then known to Borrower and that such projections reflected Borrower’s good faith and reasonable estimates of the future financial performance of the Credit Parties and of the other information projected therein for the periods set forth therein.

(e)           Any Lender may furnish any information concerning the Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), provided, all such prospective assignees and participants shall have signed a confidentiality agreement in form and substance acceptable to Borrower and Agent. After the occurrence of an Event of Default, all such prospective assignees and participants shall have signed a confidentiality agreement in form and substance acceptable to Agent.

12.2        Appointment of Agents.

(a)           Agent is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 12.2 are solely for the benefit of Agent and Lenders and neither the Credit Parties nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Credit Parties or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this

Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to the Credit Parties, the Portfolio Companies or the Debt Investment Obligors that is communicated to or obtained by Agent in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, provided that Agent may be liable for damages resulting from a breach by Agent of its Obligations hereunder caused by its own gross negligence or willful misconduct.

If Agent shall request instructions from Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the reasonable opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of Agent, expose Agent to liability under any Environmental Law (as such term is defined in the Environmental Agreement) or (c) if Agent shall not first be indemnified to its reasonable satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

(b)           Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Syndication Agent is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it shall not be entitled to any additional fees as a result of such designation; it being understood and agreed that the Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agent provided herein and in the other Loan Documents. Without limitation of the foregoing, the Syndication Agent in its capacity as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

12.3        Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except that Agent or its Affiliates, as applicable, may be liable for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Revolving Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Credit Parties or any Guarantor or to inspect the Collateral (including the books and records) of the Credit Parties or any Guarantor; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

12.4        Agent and Affiliates. With respect to its Commitments hereunder, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, the Credit Parties or any Guarantor, any of their Affiliates and any Person who may do business with or own securities of the Credit Parties or any such Affiliate, all as if Agent were not Agent and without any duty to account therefor to Lenders. Agent and its Affiliates may accept fees and other consideration from the Credit Parties or any Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between Agent as a Lender holding disproportionate interests in the Revolving Loans and Agent as Agent. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.5        Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 7.5 and Section 8.1 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Revolving Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

12.6        Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by the Borrower or Guarantors and without limiting the obligations of Borrower and Guarantors under the Loan Documents), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower or Guarantors and without limiting the obligations of Borrower and Guarantors under the Loan Documents.

12.7        Successor Agent. Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least Three Hundred Million Dollars ($300,000,000). If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Required Lenders hereunder shall be subject to the prior written approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval after the first 30 days after the notice of resignation by the Agent shall not be required if a Consent Rights Triggering Event has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

12.8        Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 12.9(f), each Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Section 3.9 (Increased Cost), Section 4.7 (Taxes), Section 13.6 (Indemnification)). The Credit Parties agree, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts of offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Revolving Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored together with interest at such rate, if any, as such Lender is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

12.9        Revolving Loans; Payments; Non-Funding Lenders; Defaulting Lenders; Information; Actions in Concert.

(a)           Revolving Loans; Payments.

(i)            Subject to the satisfaction of the funding conditions hereunder, each Lender shall make the amount of such Lender’s Pro Rata Share of each Revolving Loan available to Agent in same day funds by wire transfer to Agent’s account as set forth in Exhibit D not later than 2:00 p.m. (New York time) on the requested borrowing date. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Loan to the Borrower on the borrowing date set forth in the applicable Notice of Borrowing. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind. To the extent that any Lender (a “Non-Funding Lender”) fails to fund such payments and Revolving Loans or fails to fund the purchase of any required participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(ii)           On the second Business Day of each calendar week or more frequently at Agent’s election (each, a “Reporting Date”), Agent shall report to each Lender by telephone, electronic mail, or telecopy of the amount of such Lender’s Pro Rata Share of Revolving Loans funded by such Lender since the previous Reporting Date and the amount of principal, interest and fees paid for the benefit of Lenders with respect to the Obligations.

(b)           Availability of Lenders’ Pro Rata Share. Each Lender’s obligation to make its Pro Rata Share of each Revolving Loan shall be absolute and unconditional and shall not be affected by any circumstance, other than an inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 12.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Loan until reimbursed by the applicable Lender.

(c)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders; Defaulting Lenders.

(i)            The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Revolving Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Loan, purchase a participation or make any other payment required hereunder.

(ii)           Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Defaulting Lender for an amount equal to the principal balance of all Revolving Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Notwithstanding anything herein to the contrary, with respect to a Lender that is a Defaulting Lender, the Agent may, but shall not be obligated to, obtain a substitute Lender and execute an Assignment on behalf of such Defaulting Lender at any time with three (3) Business Days’ prior notice to such Defaulting Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Revolving Loans and Commitments to be sold and assigned, in whole or in part, at par.

(e)           Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide financial statements, collateral reports and other information to Lenders in accordance with Section 8.1 and agree that Agent shall have no duty to provide the same to Lenders.

(f)            Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Revolving Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders as applicable, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Revolving Notes shall be taken in concert and at the direction or with the consent of Agent or Required Lenders, as applicable, in accordance with the terms hereof.

12.10      Amendments and Waivers.

(a)           The Credit Parties and, with the written consent of the Required Lenders, the Agent may, from time to time, enter into written (but not oral) amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement, the Revolving Notes or any other Loan Documents or changing in any manner the rights of the Lenders or of any other party hereunder or thereunder, and with the consent of the Required Lenders, the Agent may execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Agent or the Required Lenders may specify in such instrument, any of the requirements of this Agreement, the Revolving Notes or any other Loan Document; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) extend either the Maturity Date or the maturity of any Revolving Note or any installment thereof, or reduce the principal amount thereof, or change the rate or extend the time of payment of interest thereon, or change the amount or extend the time of payment of any fee payable to all of the Lenders hereunder, or change the amount of any Lender’s commitment to grant Revolving Loans, or amend, modify or waive any provision of Section 4.1(b), Section 8.1 or Section 11 or this Section 12.10, or any changes or modifications to the definition of Required Lenders or modify the definitions of “Availability Block”, “Borrowing Base”, “Eligible Debt Investments”, “Eligible Senior Debt Investments” or “Eligible Subordinate Debt Investments” or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or release, or subordinate the Liens under the Loan Documents in, any Collateral in excess of Ten Million Dollars ($10,000,000), or release any Guarantors from their obligations under any Guaranty Agreements, or consent to any prepayment of the Senior Notes, in each case without the written consent of all the Lenders, (ii) amend, modify or waive any provision of Section 12 without the written consent of the Agent and any Lenders affected by such waiver, amendment or modification or (iii) amend, modify or waive any provision requiring the consent of all of the Lenders, without the written consent of all of the Lenders.

(b)                                 In the event a Lender does not consent to an amendment request requiring the consent of all Lenders (the “Non-Consenting Lender”), but such request is approved by the Required Lenders (the “Consenting Lenders”), the Agent, with the consent of the Borrower if occurring prior to the occurrence of a Default or an Event of Default, shall be permitted to (i) replace the Non-Consenting Lender by the Consenting Lenders increasing their Commitments (ii) with a Lender acceptable to the Agent and with the consent of the Borrower if occurring prior to the occurrence of a Default or an Event of Default, or (iii) terminate the Non-Consenting Lenders Commitment subject to the repayment, without any prepayment fee or penalty, of the Non-Consenting Lender’s Pro Rata Share of the outstanding Revolving Loans.

(c)                                  Any such written waiver and any such written amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Revolving Notes. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Revolving Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; provided, however, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto. An Event of Default shall be deemed to be continuing unless waived by the Agent or the requisite number of Lenders in accordance with this Section 12.10.

ARTICLE 13 JURY TRIAL WAIVER;

OTHER WAIVERS; CONSENTS; GOVERNING LAW

13.1                        Obligations and Liabilities of Lender. Neither the Agent nor the Lenders shall be deemed to have assumed any liability or responsibility to the Credit Parties or any other Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to the Credit Parties by the Agent and/or the Lenders (which shall automatically be deemed to be without recourse to the Lenders in any event), or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Agent and the Lenders, by accepting such Lien in the Collateral, or by releasing any Collateral to the Borrower, shall not be deemed to have assumed any obligation or liability to any supplier, Debt Investment Obligor or to any other Person, and the Credit Parties agree to indemnify and defend the Agent and the Lenders and hold them harmless in respect to any claim or proceeding arising out of any matter referred to in this Section 13.1.

13.2                        Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)                                 The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)                                 The Credit Parties, Agent, and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent shall have the right to bring any action or proceeding against Credit Parties or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Credit Parties or their property).

(c)                                  The Credit Parties hereby waive personal service of any and all process upon them and consent that all such service of process may be made by certified mail (return receipt requested) directed to their address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon the Credit Parties in any other manner provided under the rules of any such courts. Within forty-five (45) days after such service, the Credit Parties shall appear in answer to such process, failing which the Credit Parties shall be deemed in default and judgment may be entered by Agent against the Credit Parties for the amount of the claim and other relief requested.

(d)                                 THE CREDIT PARTIES, AGENT, AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE CREDIT PARTIES, AGENT, AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE CREDIT PARTIES, AGENT, OR LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)                                  Agent and Lenders shall not have any liability to the Credit Parties (whether in tort, contract, equity or otherwise) for losses suffered by the Credit Parties in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and Lenders that the losses were the result of a breach by Agent or such Lender of its obligations hereunder or an act or omission of Agent or such Lender constituting gross negligence or willful misconduct. The Credit Parties: (i) certify that neither Agent, Lenders, nor any representative, agent or attorney acting for or on behalf Agent or Lenders has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 13.2 and elsewhere herein and therein.

13.3                        Waiver of Notices. The Credit Parties hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by applicable law and cannot be waived thereunder. No notice to or demand on the Credit Parties which Agent may elect to give shall entitle the Credit Parties to any other or further notice or demand in the same, similar or other circumstances.

13.4                        Amendments and Waivers. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent, and as to amendments to any of the Loan Documents, by the Credit Parties, as applicable, and such amendment, waiver, discharge or termination shall be effective and binding as to Agent and Lenders only in the specific instance and for the specific purpose for which given. Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or Lenders of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or Lenders would otherwise have on any future occasion, whether similar in kind or otherwise.

13.5                        Waiver of Counterclaims. The Credit Parties waive all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13.6                        Indemnification. The Credit Parties shall indemnify and hold Agent and Lenders, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except the Credit Parties shall not have any obligation under this Section 13.6 to indemnify an Indemnitee with respect to (i) a matter covered hereby resulting from a breach by such Indemnitee of its obligations hereunder which are the result of the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of the Credit Parties as to any other Indemnitee) or (ii) any dispute between any two (2) or more Indemnitees which is not the result of any act or failure to act by the Credit Parties. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which they are permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, the Credit Parties shall not assert, and the Credit Parties hereby waive, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

ARTICLE 14 NOTICES; MISCELLANEOUS

14.1                        Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone or electronic method of transmission (and subject in each case to clause (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic transmission (as provided in Section 14.1(c) below), as follows:

If to Borrower:                                                                                                                                                                                                 MVC CAPITAL, INC.

287 Bowman Ave # 241

Purchase, NY 10577

Attention: Scott J. Schuenke

Telephone No.: 914-701-0301

Telecopy No. 914-701-0315

Email: sschuenke@mvccapital.com

With a copy to:                                                                                                                                                                                              Locke Lord LLP

111 South Wacker Drive

Chicago, Illinois 60606

Attention: John L. Eisel, Esq.

Telephone No.: 312-201-2613

Telecopy No. 855-577-8443

Email: john.eisel@lockelord.com

If to Agent or Lenders:                                                                                                                                                       SANTANDER BANK, N.A.

830 Morris Turnpike, 3rd Floor

Short Hills, NJ 07078

Attention: Mr. Gregory R. Russano

Telephone No.: 973-232-8349

Telecopy No. 973-379-4175

Email: grussano@santander.us

With a copy to:                                                                                                                                                                                              Otterbourg P.C.

230 Park Avenue

New York, New York 10169

Attention: Jeffrey M. Rosenthal, Esq.

Telephone No.: 212-905-3634

Telecopy No. 212-682-6104

Email: jrosenthal@otterbourg.com

If to Wintrust Bank:                                                                                                                                                                    Wintrust Commercial Banking

at Wintrust Bank

231 S. LaSalle Street

2nd Floor

Chicago, IL 60604

Attention: Mr. John Paul Hills

Telephone No.: 312-291-2941

Telecopy No. 866-862-9548

Email: jhills@wintrust.com

With a copy to:                                                                                                                                                                                              Goldberg Kohn LTD.

55 East Monroe

Suite 3300 Chicago, IL 60603

Attention: Michael C. Hainen, Esq.

Telephone No.: 312-201-3913

Telecopy No. 312-863-7413

Email: michael.hainen@goldbergkohn.com

Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(b)                                 All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through an electronic method of transmission to the extent provided in clause (c) below shall be effective as provided in such clause.

(c)                                  Notices and other communications to Agent hereunder may be delivered or furnished by e-mail or any internet or extranet-based site providing for access to data protected by passcodes or other security systems approved by Agent for such purpose and in each case to the extent that Agent may approve pursuant to procedures approved by the Agent; provided, that, the foregoing shall not apply to notices pursuant to Section 2 or Section 8.2 or such other notices as Agent may specifically hereafter agree. Unless otherwise specified by Agent, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or extranet-based site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

14.2                        Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

14.3                        Successors. This Agreement, the other Loan Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders and the Credit Parties and their respective successors and assigns, except that the Credit Parties may not assign their rights under this Agreement, the other Loan Documents and any other document referred to herein or therein without the prior written consent of Agent. Any such purported assignment without such express prior written consent shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of the Credit Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

14.4                        Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

14.5                        USA Patriot Act. Agent hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of the Credit Parties and other information that will allow Agent to identify such persons in accordance with the Act and any other applicable law. The Credit Parties are hereby advised that any Revolving Loans hereunder are subject to satisfactory results of such verification.

14.6                        Counterparts, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall in a timely manner also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrower and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWER:

MVC CAPITAL, INC.

By:	/s/ Michael T. Tokarz
Name: Michael T. Tokarz
Title:

GUARANTORS:

MVC FINANCIAL SERVICES, INC.

By:	/s/ Michael T. Tokarz
Name: Michael T. Tokarz
Title:

MVC CAYMAN

By:	/s/ Michel T. Tokarz
Name: Michel T. Tokarz
Title:

MVC GP II, LLC

By:
Name:
Title:

MVC PARTNERS LLC

By:	/s/ Michael T. Tokarz
Name: Michael T. Tokarz
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

Credit and Security Agreement

IN WITNESS WHEREOF, Agent, Lenders, Borrower and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWER:

MVC CAPITAL, INC.

By:
Name:
Title:

GUARANTORS:

MVC FINANCIAL SERVICES, INC.

By:
Name:
Title:

MVC CAYMAN

By:
Name:
Title:

MVC GP II, LLC

By:	/s/ James Pinto
Name: James Pinto
Title: Manager, Chief Executive Officer

MVC PARTNERS LLC

By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

Credit and Security Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

SANTANDER BANK, N.A., as Agent

By:	/s/ Gregory R. Russano
Name: Gregory R. Russano
Title: Senior Vice President

SANTANDER BANK, N.A., as Lender

By:	/s/ Gregory R. Russano
Name: Gregory R. Russano
Title: Senior Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

Credit and Security Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Wintrust Bank,
as Lender

By:	/s/ John Paul Hills
Name: John Paul Hills
Title: VP

[SIGNATURES CONTINUED ON NEXT PAGE]

Credit and Security Agreement

EXHIBIT A

TO

CREDIT AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

See attached

A-1

MVC CAPITAL, INC.

BORROWING BASE CERTIFICATE

(Computation of Availability as of 12/08/2015)

This Certificate is being delivered to Santander Bank, N.A. (the “Agent”) pursuant to Section 8.1 of that certain Credit Agreement dated December 8, 2015, as amended thereafter (the “Agreement”) by and among MVC Capital Credit Corporation (the “Borrower”), the lenders party or signatory to the Agreement from time to time (the “Lenders”) and the Agent. Terms used in this Certificate and not otherwise defined shall have the meanings assigned to them in the Agreement.

The undersigned hereby certifies to the Agent that the following information, including without limitation, information relating to Eligible First Lien Loans Receivable and Eligible Second Lien Loans Receivable, is true and correct as of the date of computation set forth above in this Certificate. The undersigned further certifies that all representations and warranties of the Borrower in the Agreement continue to be true and correct as of the date hereof (except those representations that speak as of a specific date), and no Event of Default exists under the Agreement.

			Security Value of Eligible
COMPONENTS OF BORROWING BASE:	Security Value	Advance Rate	Loans Receivable

Eligible First Lien Loans Receivable (see Attachment 1)	$22,054,428.50	65%	$14,335,378.53

Eligible Second Lien Loans Receivable (see Attachment 1)	$68,635,284.06	50%	$34,317,642.03

Unsecured Loan Receivable (see Attachment 1)	$6,167,220.05	0%	$—

Net Formula availability	$96,856,932.61		$48,653,020.55

Less: Minimum Excess Availability			$(5,000,000.00)

Reserves, if any, under Section 2.1(a) of Agreement	$—		$—

TOTAL BB AVAILABILITY			$43,653,020.55

Revolving Commitment:			$65,000,000.00

Borrowing Availability (lesser of Revolving Commitment or Total BB Availability); minus:			$43,653,020.55

Outstanding Revolving Loans as of computation date:			$—

EXCESS BORROWING AVAILABILITY (Total Borrowing Availability minus Outstanding Revolving Loans):			$43,653,020.55

REQUESTED ADVANCE			$—
INTEREST AND FEES COLLECTIONS			$—

NEW OUTSTANDING			$—
NEW EXCESS ELIGIBILITY			$43,653,020.55

MVC CAPITAL INC

By:
Name:
Title:

Note:

MVC Borrowing Base

Summary

10/31/2015

									Internal	External	External
			Original Loan	Origination			Risk	Financial Data	Valuation	Valuation	Valuation	Adj. Senior	Adj. 2nd	Adj. Total	Adj. Lev.
Company	Cash	PIK	Amount	Date	Industry	MVC Loan	Rating	As of:	Mark	Mark	Date	Lev.	Lien Lev.	Lev.	Thru MVC	Adj. FCCR
Biogenic Reagents	12.0%	4.0%	14,500,000	7/21/2013	Specialty Chemical	1st Lien	4.90	8/31/2015	100.43	99.48	10/31/2015	-2.65x	-2.65x	-6.04x	-2.65x	-5.45x

Inland Environmental	12.0%	0.0%	12,292,467	4/17/2014	Environmental Services	1st Lien	6.89	9/30/2015	55.15	93.90	4/30/2015	28.14x	28.14x	28.94x	28.14x	0.14x

US Spray Drying	12.0%	0.0%	1,500,000	5/2/2014	Specialty Chemical	1st Lien	3.98	8/31/2015	100.00	99.35	10/31/2015	0.00x	1.39x	1.39x	1.39x	3.49x

United States Technologies	10.5%	0.0%	5,000,000	7/17/2015	Industrial Manufacturing	1st Lien	2.14	9/30/2015	100.00	100.55	10/31/2015	1.15x	1.26x	1.26x	1.15x	2.69x

Agri-Carriers Group	12.0%	3.0%	11,774,486	12/31/2014	Transportation	2nd Lien	2.93	9/30/2015	100.00	99.40	10/31/2015	2.75x	4.46x	4.46x	4.46x	3.33x

Custom Alloy Corporation	7.3%	3.7%	23,000,000	10/31/2014	Pipe Fitting	2nd Lien	3.89	9/30/2015	99.36	99.45	10/31/2015	1.46x	3.00x	3.29x	3.00x	1.31x

Initials, Inc.	12.0%	3.0%	4,750,000	6/23/2015	Consumer Services	2nd Lien	2.64	9/30/2015	100.00	100.20	10/31/2015	1.10x	3.42x	3.42x	3.42x	1.17x

Legal Solutions	12.0%	2.0%	8,705,000	12/30/2014	Business Process Outsourcing	2nd Lien	2.81	9/30/2015	100.00	100.75	10/31/2015	1.83x	2.81x	2.81x	2.81x	1.22x

Morey’s Seafood	6.0%	9.0%	15,500,000	8/13/2013	Food Services	2nd Lien	4.69	9/30/2015	89.56	99.65	4/30/2015	3.69x	6.51x	6.51x	6.51x	1.25x

RX Innovation	12.0%	4.0%	10,300,000	12/30/2014	Software	2nd Lien	3.54	9/30/2015	100.00	99.45	10/31/2015	1.80x	5.03x	5.03x	5.03x	1.15x

Thunderdome Group	12.0%	0.0%	2,040,000	6/10/2015	Food Services	2nd Lien	2.00	10/31/2015	100.00	100.70	10/31/2015	0.39x	1.19x	1.19x	1.19x	3.29x

Turf Products	7.0%	4.0%	7,500,000	11/30/2005	Distribution	2nd Lien	4.27	9/30/2015	99.17	100.20	10/31/2015	1.47x	2.98x	3.11x	2.98x	1.42x

U.S. Gas & Electric	13.0%	0.0%	7,500,000	7/26/2007	Energy Services	2nd Lien	2.83	9/30/2015	100.00	NA	NA	0.07x	0.31x	0.46x	0.31x	7.80x

Vestal Manufacturing	12.0%	3.0%	6,250,000	5/29/2015	Industrial Manufacturing	2nd Lien	2.38	9/30/2015	100.00	100.35	10/31/2015	1.67x	3.15x	3.15x	3.15x	3.79x

Custom Alloy Corporation	12.0%	0.0%	14,000,000	9/18/2007	Pipe Fitting	Unsecured	3.89	9/30/2015	100.00	100.20	10/31/2015	1.46x	3.00x	3.29x	3.39x	1.31x

U.S. Gas & Electric	10.0%	4.0%	3,000,000	5/30/2014	Energy Services	Unsecured	2.83	9/30/2015	100.00	NA	NA	0.07x	0.31x	0.46x	0.41x	7.80x

MVC Borrowing Base

Summary

10/31/2015

			AVAILABILITY SCREENING
							Maximum				Industry
	Loan Amount (Min of		Under 15%		Covenant		Applicable			Partially Eligible	Concentration	Net Eligible x
Company	Par or Internal Mark)	% of BB	threshold	Risk Rating	Compliant	FCC	Leverage	Overall	Eligible Loans	Loans	Adjustment	Advance Rate
Biogenic Reagents	15,554,429	12.5%	Yes	Yes	Yes	Yes	Yes	Yes	15,554,429	—	—	10,110,379

Inland Environmental	3,000,000	2.4%	Yes	No	No	No	Yes	No	—	—	—	—

US Spray Drying	1,500,000	1.2%	Yes	Yes	Yes	Yes	Yes	Yes	1,500,000	—	—	975,000

United States Technologies	5,000,000	4.0%	Yes	Yes	Yes	Yes	Yes	Yes	5,000,000	—	—	3,250,000

Agri-Carriers Group	11,774,486	9.5%	Yes	Yes	Yes	Yes	Yes	Yes	11,774,486	—	—	5,887,243

Custom Alloy Corporation	23,638,469	19.0%	No	Yes	Yes	Yes	Yes	Yes	18,661,020	—	—	9,330,510

Initials, Inc.	4,750,000	3.8%	Yes	Yes	No	Yes	Yes	No	—	—	—	—

Legal Solutions	8,705,000	7.0%	Yes	Yes	Yes	Yes	Yes	Yes	8,705,000	—	—	4,352,500

Morey’s Seafood	14,371,830	11.6%	Yes	Yes	No	Yes	No	No	—	—	—	—

RX Innovation	10,300,000	8.3%	Yes	Yes	Yes	Yes	No	Partial	—	9,849,412	—	4,924,706

Thunderdome Group	1,965,251	1.6%	Yes	Yes	Yes	Yes	Yes	Yes	1,965,251	—	—	982,626

Turf Products	3,864,879	3.1%	Yes	Yes	Yes	Yes	Yes	Yes	3,864,879	—	—	1,932,439

U.S. Gas & Electric	7,500,000	6.0%	Yes	Yes	Yes	Yes	Yes	Yes	7,500,000	—	—	3,750,000

Vestal Manufacturing	6,315,236	5.1%	Yes	Yes	Yes	Yes	Yes	Yes	6,315,236	—	—	3,157,618

Custom Alloy Corporation	3,000,000	2.4%	Yes	Yes	Yes	Yes	Yes	Yes	3,000,000	—	—	—

U.S. Gas & Electric	3,167,220	2.5%	Yes	Yes	Yes	Yes	Yes	Yes	3,167,220	—	—	—

	Total Loan							Total Eligible:	87,007,521	9,849,412	Total Available:	48,653,021
	124,406,800

			Eligibility & Advance Rate Assumptions:
			Minimum Fixed Charge Coverage:			1.00X
			Max Applicable Leverage			4.50X
			Minimum Risk Rating			5.00
			1st Lien Advance Rate			65.0%
			2nd Lien Advance Rate			50.0%
			Unsecured Advance Rate			0.0%
			Partial Loan Amount for failed Lev Test			0.0%

			Total Credit Exposure		124,406,800
			Total Eligible Loans		96,856,933
			Initial Availability:		48,653,021
			Initial Availability Less $5MM:		43,653,021

EXHIBIT B

TO

CREDIT AND SECURITY AGREEMENT

Form of Compliance Certificate

To:                             SANTANDER BANK, N.A.,

830 Morris Turnpike, 3rd Fl.

Short Hills, NJ 07078

Attention: Portfolio Manager for MVC CAPITAL, INC.

Telephone No. 973-232-8349

Telecopy No. 973-379-4175

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 8.1 of the Credit Agreement (as defined below) as follows:

1.                                      I am the duly elected Chief Financial Officer of MVC CAPITAL, INC. and its Subsidiaries (“Borrower”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit and Security Agreement, dated December 9, 2015, by and between SANTANDER BANK, N.A. (“Agent”), and the lenders that are parties thereto, and Borrower and the Guarantors that are parties thereto (as such Credit and Security Agreement is amended, modified or supplemented, from time to time, the “Credit Agreement”).

2.                                      I have reviewed the terms of the Credit Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrower and its Subsidiaries, during the immediately preceding fiscal                            .

3.                                      The review described in Section 2 above did not disclose the existence during or at the end of such fiscal quarter, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower and its Subsidiaries have taken, are taking, or propose to take with respect to such condition or event.

4.                                      I further certify that, based on the review described in Section 2 above, Borrower and its Subsidiaries have not at any time during or at the end of such fiscal quarter, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)                                 Permitted or suffered to exist any security interest in or Liens on any of their properties, whether real or personal, other than as specifically permitted in the Loan Documents; or

B-1

(b)                                 Become aware of, obtained knowledge of, or received notification of, any breach or violation by the Credit Parties of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed.

5.                                      Attached hereto as Schedule III are the calculations used in determining, as of the end of such quarterly fiscal period whether Borrower and its Subsidiaries are or would be in compliance with the covenant set forth in Section 10 of the Credit Agreement for such quarterly fiscal period, whether or not such compliance is required under the terms thereof.

6.                                      [To be included only in the fiscal year end Compliance Certificate] I further certify that Borrower and its Subsidiaries are in good standing or the substantive equivalent thereof in the jurisdiction of incorporation, formation or organization for the Borrower and its Subsidiaries.

The foregoing certifications are made and delivered this day of                             , 20     .

MVC CAPITAL, INC.

By:
Title:

B-2

EXHIBIT C

TO

CREDIT AND SECURITY AGREEMENT

Form of Assignment and Assumption Agreement

See attached

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                 , 20     between                                                   (“Assignor”) and                                                   (“Assignee”). Reference is made to the Credit Agreement described in Annex I hereto (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.                                      In accordance with the terms and conditions of Section 12.1 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.                                      The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3.                                      The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) [confirms that it is an Qualified Assignee]; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

4.                                      Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account an assignment fee in the amount of $3,500, (c) the receipt of any required consents of the Agent and the Borrower, and (d) the date specified in Annex I.

5.                                      As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 11 of the Credit Agreement and be bound by the provisions thereof.

6.                                      Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.                                      This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile or electronic transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.                                      THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN ARTICLE 13 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

ACCEPTED THIS DAY OF
, 20

SANTANDER BANK, N.A.,
as Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

(a) Borrower:

	2.	Name and Date of Credit Agreement:

Credit and Security Agreement, dated as of December     , 2015, by and among the lenders identified on the signature pages thereto (“Lenders”), SANTANDER BANK, N.A., as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), MVC CAPITAL, INC., a Delaware corporation (“Borrower”), and MVC FINANCIAL SERVICES, INC., a Delaware corporation, MVC CAYMAN, an exempted company incorporated under the laws of the Cayman Islands, MVC GP II, LLC, a Delaware limited liability company, and MVC PARTNERS LLC, a Delaware limited liability company.

	3.	Date of Assignment Agreement:

	4.	Amounts:

(A)	Assigned Amount of Revolving Loan Commitment		$

		b. Assigned Amount of Revolving Loans	$

	5.	Settlement Date:

	6.	Purchase Price	$

	7.	Notice and Payment Instructions, etc.

		Assignee:	Assignor:

8.	Agreed and Accepted:

	[ASSIGNOR]	[ASSIGNEE]

	By:	By:
	Name:	Name:
	Title:	Title:

Accepted:

SANTANDER BANK, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT D

TO

CREDIT AND SECURITY AGREEMENT

Wire Instructions

Name of Borrower MVC Capital Inc.
Account: 8507191500	ABA #: 231372691

ATTN:	Participations
Account Name:	Commercial Loan Operations
Street Address	601 Penn St
City, State and Zip Code	Reading PA 19601

EXHIBIT E

TO

CREDIT AND SECURITY AGREEMENT

Supplemental Agreement

See Attached

FORM OF SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT, dated                   , 20  , (this “Agreement”), is by and among                          (“New Lender”), MVC CAPITAL, INC. (“Borrower”) and SANTANDER BANK, N.A. (“Agent”), as agent for the Lenders, and is being delivered pursuant to that certain Credit and Security Agreement dated as of December 9, 2015 (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”) among Borrower, MVC FINANCIAL SERVICES, INC., a corporation formed under the laws of the State of Delaware, MVC CAYMAN, an exempted company incorporated under the laws of the Cayman Islands, MVC GP II, LLC, a limited liability company formed under the laws of the State of Delaware, and MVC PARTNERS LLC, a limited liability company formed under the laws of the State of Delaware, (collectively and individually, the “Guarantors”), Lenders, Agent, and WINTRUST BANK, as syndication agent.

W I T N E S S E T H:

WHEREAS, pursuant to Section 2.3 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to request from time to time, an increase in the Maximum Credit under the Credit Agreement by requesting one or more new lenders to join the Credit Agreement and provide a New Commitment; and

WHEREAS, the Borrowers have given a request to the Agent and the Agent has elected to arrange such New Commitments to increase the Maximum Credit pursuant to, and subject to the provisions of, Section 2.3 of the Credit Agreement; and

WHEREAS, subject to the approval of Agent, the undersigned New Lender desires to become a party to the Credit Agreement and make Revolving Loans thereunder by executing and delivering this Agreement to the Borrower and Agent;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.             New Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Agreement, become a Lender for all purposes of the Credit Agreement, to the same extent as if originally a party thereto, with a Revolving Loan Commitment with respect to Revolving Loans of $                             .

2.             New Lender (a) represents and warrants that it is legally authorized to enter into this Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to the Credit Agreement, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the

Agent to take such action as an agent on New Lender’s behalf and to exercise such powers and discretion under the Credit Agreement or any other Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.             New Lender’s address for notices for the purposes of the Credit Agreement is as follows:

[                                                      ]

4.             Capitalized terms not defined herein shall be deemed to have the definition given to such capitalized terms in the Credit Agreement.

5.             This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.             This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[Signature Page Follows]

3

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.

[NEW LENDER]

By:
Name:
Title:

Accepted and agreed to by:

SANTANDER BANK, N.A.,

as Agent

By:
Name:
Title:

MVC CAPITAL, INC.,

as Borrower

By:
Name:
Title:

1

EXHIBIT F

TO

CREDIT AND SECURITY AGREEMENT

Form of Revolving Note

See Attached

1

REVOLVING NOTE

$ , ,	New York, NY

December     , 2015

FOR VALUE RECEIVED, MVC CAPITAL, INC., a Delaware corporation, (the “Borrower”), hereby promises to pay to the order of                                  , (“Lender”), at the offices of Agent (as defined below) at 830 Morris Turnpike, Short Hills, New Jersey 07078, or at such other place as the Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of                                   DOLLARS ($                   ) or, if less, the aggregate unpaid amount of all Revolving Loans made to the undersigned under the “Credit Agreement” (as hereinafter defined), plus interest on the unpaid balance as provided in the Credit Agreement. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Revolving Note is issued pursuant to that certain Credit and Security Agreement of even date herewith by and among Borrower, MVC CAPITAL, INC., a Delaware corporation, MVC FINANCIAL SERVICES, INC., a Delaware corporation, MVC CAYMAN, a Cayman Islands exempted company, MVC GP II, LLC, a Delaware limited liability company, and MVC PARTNERS LLC, a Delaware limited liability company, (collectively, the “Guarantors”), Lender, the other financial institutions or entities from time to time parties thereto, and Santander Bank, N.A., as agent (in such capacity, the “Agent”) (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement and all of the other Loan Documents defined therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Loan made by Lender to Borrower, the rates of interest applicable thereto, and each payment made on account of the principal thereof, shall be recorded by Lender on its books; provided that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Loans made by Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon the occurrence and during the continuation of any Event of Default, this Revolving Note may, when and as provided in the Credit Agreement, and without demand, prior notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE. BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS REVOLVING NOTE.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MVC CAPITAL, INC.

By:
Name:
Title:

Signature Page to Revolving Note

SCHEDULE 1.1

Lenders’ Commitment Amounts

Lender	Commitment Amount	Commitment Percentage
Santander Bank, N.A.	35,000,000.00	70%
Wintrust Bank	15,000,000.00	30%
TOTAL	50,000,000.00	100%

SCHEDULE 5.1(b)

Certain Equity Interests in Portfolio Companies

FOLIOfn, Inc.

MVC Private Equity Fund, L.P.

MVC Private Equity Fund, L.P.

NPWT Corporation

RuMe Inc.

Turf Products

U.S. Spray Drying Holding Company

SCHEDULE 6.1

Conditions Precedent to Initial Revolving Loans

The obligation of Lenders to make the initial Revolving Loans on the Closing Date is subject to the satisfaction of the conditions precedent to all Revolving Loans provided for in Section 6.2 and each of the following conditions precedent:

(a)           Credit Agreement and other Loan Documents. Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect and the Credit Parties shall be in compliance with the terms thereof:

(i)          the Agreement;

(ii)         the Revolving Notes;

(iii)        the Pledge Agreements;

(iv)       the Intellectual Property Security Agreement;

(v)        the Control Agreements, together with evidence satisfactory to Agent that certificates or other tangible evidence of the Equity Investments and Debt Investment Loan Documents are held by the Agent’s Bailee;

(vi)       the deposit of not less than the Required Pledged Cash Amount in the Required Pledged Cash Deposit Accounts maintained with the Lenders;

(vii)      the Perfection Certificate;

(viii)     the BB&T Intercreditor Agreement;

(ix)       the Subordination Agreements;

(x)        a pay proceeds letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date;

(xi)       opinion letter of counsel to the Credit Parties with respect to the Loan Documents and such other matters as Agent may reasonably request;

(xii)      the Guaranty Agreement(s);

(xiii)     Form U-1;

(xiv)     a fully executed engagement letter with the Borrower’s auditors in form and substance acceptable to the Agent in its Permitted Discretion;

(xv)      a Custodial Agreement for each of the Lenders;

(xvi)     the Joinder Agreements; and

(xvii)    the Equity Investment Side Letter.

(b)           Closing Excess Availability. The Excess Availability as of the Closing Date shall be not less than Twenty Five Million Dollars ($25,000,000) after giving effect to the initial Revolving Loans made or to be made in connection with the initial transactions hereunder, after deducting payment of all fees and expenses payable on the Closing Date.

(c)           Field Examination. Agent shall have conducted, or received the final report of a firm engaged by Agent to conduct, a field examination of the Collateral, the books and records and other matters relating to the operation of the business of the Credit Parties the results of which are satisfactory to Agent, and Agent (or a firm engaged by Agent for such purpose) shall have completed an updated field review of the books and records of the Credit Parties and such other updated information with respect to the Debt Investments as Agent may require to determine the amount of Revolving Loans available to Borrower (including, without limitation, roll-forwards of Debt Investments), with results as of a date not more than five (5) days prior to the Closing Date (or such earlier date as may be acceptable to Agent), the results of which shall be reasonably satisfactory to Agent.

(d)           Valuations. Agent shall have received the final report of a third party with respect to not less than seventy five percent (75%) of the Debt Investments of Borrower, in form and containing assumptions and methods satisfactory to Agent by a third party acceptable to Agent.

(e)           Know Your Customer; Patriot Act. Agent and Lenders shall have received at least five (5) Business Days prior to the Closing Date all documentation and information as is requested by Agent and Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case to the extent requested in writing at least seven (7) Business Days prior to the Closing Date.

(f)            Financial Statements; Projections. Agent shall have received at least ten (10) Business Days prior to the Closing Date:

(i)          projected balance sheets, income statements, statements of cash flows and availability of the Credit Parties on a monthly basis for the period through the fiscal quarterly period of the Borrower and its Subsidiaries ending after the first anniversary of the Closing Date and on an annual basis thereafter for each fiscal year of the Borrower and its Subsidiaries for the term of the Agreement, in each case with the results and assumptions in such projections in form and substance reasonably satisfactory to Agent, and an opening pro forma balance sheet for Borrower and its Subsidiaries in form and substance reasonably satisfactory to Agent,

(ii)         any updates or modifications to the projected financial statements of Borrower and its Subsidiaries previously received by Agent, in each case in form and substance reasonably satisfactory to Agent,

(iii)        audited financial statements and Form 10-K of Borrower and its Subsidiaries for each of the three fiscal years immediately preceding the Closing Date, in form and substance acceptable to the Agent,

(iv)       interim unaudited financial statements of Borrower and its Subsidiaries and Form 10-Q for the quarterly fiscal periods ending January 31, 2015 and April 30, 2015,

(v)        management prepared interim unaudited financial statements of Borrower and its Subsidiaries and draft Form 10-Q for the quarterly fiscal periods ending July 31, 2015,

(g)           Legal Due Diligence. Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Agent.

(h)           Borrowing Base Certificate and Request. Agent shall have received a borrowing request and a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the month immediately preceding the Closing Date completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered by a Responsible Officer of Borrower and it shall indicate Excess Availability of not less than Twenty Five Million Dollars ($25,000,000).

(i)            Solvency Certificate. Agent shall have received a solvency certificate signed by a Responsible Officer of Borrower in form and substance reasonably satisfactory to Agent and as of the Closing Date and after giving effect to the Agreement and the transactions contemplated thereby, Borrower shall not be insolvent or become insolvent as a result thereof.

(j)            Good Standing Certificates. Agent shall have received, if applicable, a certificate of status with respect to the Credit Parties, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Credit Parties, which certificate shall indicate that Credit Parties are in good standing in such jurisdiction.

(k)           Certificate of Directors’ Resolutions, Incumbency, Etc. Agent shall have received a certificate of a Responsible Officer of Borrower, in form and substance satisfactory to it, certifying (i) that attached copies of the Organization Documents of Borrower and its Subsidiaries are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution, delivery and performance of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Credit Facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.

(l)            Closing Certificate. Agent shall have received a certificate, signed by a Responsible Officer of Borrower, dated as of the Closing Date, stating (i) that no Default or Event of Default exists or has occurred and is continuing, (ii) all of the conditions to the closing of the Credit Facility have been satisfied, (iii) the representations and warranties contained in the Loan Documents are true and correct, (iv) the Credit Parties have complied with all agreements and conditions to be satisfied by them under the Loan Documents as of the Closing Date and (iv) certifying any other factual matters as may be reasonably requested by Agent.

(m)          Lien Searches. Agent shall have received the results of a recent lien search in each jurisdiction where the Credit Parties are organized and where the assets of the Credit Parties are located, and such search shall reveal no security interests, liens or other encumbrances on any of the assets of the Credit Parties except for Permitted Liens or security interests, liens or other encumbrances to be discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to Agent.

(n)           Pay-Off Letter. Agent shall have received pay-off letters, in form and substance satisfactory to Agent, for all existing Indebtedness to be repaid from the proceeds of the initial Revolving Loans confirming that all security interests and liens upon any of the property of the Credit Parties constituting Collateral will be terminated concurrently with such payment.

(o)           Pledged Equity Interests; Stock Powers; Pledged Notes. Agent or Agent’s Bailee shall have received (i) the original certificates representing Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each original promissory note (if any) pledged to Agent for the benefit of Agent and Lenders pursuant to this Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(p)           Insurance. Agent shall have received evidence of insurance coverage in form, scope and substance reasonably satisfactory to Agent, and loss payee endorsements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent for the benefit of Agent and Lenders as lender loss payee and additional insured and an assignment of credit insurance in an amount acceptable to the Agent.

(q)           Tax Withholding. Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for the Credit Parties.

(r)            Cash Management. Borrower shall have established a cash management system as provided in this Agreement.

(s)            Perfected Security Interest. Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent for the benefit of Agent and Lenders has a valid perfected first priority security interest in the Collateral (except as to priority, subject to the liens permitted under clauses (b), (c), (i), (j) and (m) of the definition of Permitted Liens, to the extent that such liens have priority over the liens of Agent for the benefit of Agent and Lenders under applicable law and except for such items of Collateral as Agent may determine not to perfect its security interest in and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for Permitted Liens.

(t)            Engagement of new auditors. Agent shall have received a copy of a fully executed engagement letter for Grant Thornton LLP as the auditors for the Borrower and the other Credit Parties.

(u)           No Material Adverse Change. No material adverse change in the business, operations, profits, assets or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, shall have occurred since January 31, 2015 (other than as disclosed in Borrower’s public SEC filings to date).

(v)           Closing Date: The Closing Date shall have occurred on or before December 9, 2015.

SCHEDULE 7.7

Litigation

As of August 2014, U.S. Gas and Electric, Inc. (“USG&E”) and Borrower are named defendants in a lawsuit filed by a former USG&E employee, Brian Rose (“Rose”). USG&E is a portfolio company of Borrower. The lawsuit, case number CACE-14-015788, is pending in the Circuit Court of the Seventeenth Judicial Circuit, In and For Broward County, Florida. Rose asserts claims against USG&E and MVC for breach of their alleged oral agreement to grant Rose a 1.75% equity interest in USG&E, and for a constructive trust and specific performance to enforce the alleged oral agreement. Rose also asserts a claim against USG&E for breach of contract, asserting that USG&E breached his employment agreement when he resigned by failing to pay him: $65,000 of a $165,000 bonus, 12 months of his base salary, his health insurance premiums, disability insurance benefits and accrued, unused vacation time. Finally, Rose is seeking a declaratory judgment from the court stating that his non-compete agreement is unenforceable. USG&E and MVC have strong defenses to each of Rose’s claims. The parties are engaged in discovery which is ongoing and believe they are likely to prevail in this matter.

SCHEDULE 7.9

Environmental Matters

None.

SCHEDULE 7.12

Restrictive Agreements

Secured Revolving Credit Agreement, dated as of July 31, 2013, between MVC Capital, Inc., as borrower, and Branch Banking and Trust Company, as lender, as amended.

SCHEDULE 7.15

Insurance

MVC Capital Inc.

SCHEDULE OF INSURANCE AS OF DECEMBER, 2015

COVERAGE AND LOCATION	AMOUNT INSURED	CARRIER	POLICY NO:	TERM	PREMIUM
DIRECTORS & OFFICERS LIABILITY		Illinois National Insurance Company (AIG)	01-425-31-83	8/14/2014 - 12/31/2015	$356,393
Policy Aggregate Limit	$10,000,000
				Premium	$255,416
Retention:				TRIA	$2,554
Directors & Officers - Retention	$500,000			Extension Premium to 10/31/2015	$55,205
Employment Practices - Retention	$500,000			Total	$313,175
All Other - Retention	$500,000
				Extension Premium to 12/31/2015	$43,218
Continuity Date: 02/14/2003

EXCESS DIRECTORS & OFFICERS LIABILITY		XL Specialty Insurance Company	ELU135505-14	8/14/2014 - 12/31/2015	$125,671
Policy Aggregate Limit	$5,000,000
				Premium	$91,000
				Extension Premium to 10/31/2015	$19,474
				Total	$110,474

				Extension Premium to 12/31/2015	$15,197

FIDELITY BOND		National Union Fire Insurance Co. of Pittsburgh, PA	01-425-35-20	8/14/2014 - 12/31/2015	$22,768
Fidelity - No Deductible	$5,000,000
Audit Expense	$100,000			Premium	$16,505
On Premises	$5,000,000			Extension Premium to 10/31/2015	$3,502
In Transit	$5,000,000			Total	$20,007
Forgery or Altercation	$5,000,000
Securities	$5,000,000			Extension Premium to 12/31/2015	$2,761
Counterfeit Currency	$5,000,000
Stop Payment	$100,000
Uncollectible Items of Deposit	$100,000
Computer Systems	$5,000,000
Unauthorized Signatures	$100,000

Deductible(s)
Single Loss Deductible	$100,000
Except: Audit Expense, Stop Payment, Uncollectible Items of Deposit and Unauthorized Signatures	$5,000

SCHEDULE 7.16

Subsidiaries

Name	Type and Jurisdiction	Authorized and Issued	Owner/Percentage Owned
MVC Financial Services, Inc.	Delaware corporation	100 common shares, par value $0.01 per share	Borrower (100%)
MVC Cayman	Cayman Islands company	1 share, par value US$1.00	Borrower (100%)
MVC GP II, LLC (f/k/a MVC Financial Services, LLC)	Delaware limited liability company	membership interest	MVC Financial Services, Inc. (100%)
MVC Partners LLC	Delaware limited liability company	membership interest	MVC Cayman (100%)
MVC Private Equity Fund, L.P.	Delaware limited partnership	general partner and limited partnership interests	MVC GP II, LLC (0.48% - GP interest) and MVC Partners LLC (18.9% - LP interest)

MVC Capital, Inc. (Borrower) is a Delaware corporation whose stock is publicly traded on the New York Stock Exchange. As of October 20, 2015, MVC Capital had 22,702,821 shares outstanding and approximately 5,976 shareholders.

SCHEDULE 7.19

Intellectual Property

United States of America

“MVC”                                                      Registered: April 20, 2010; Reg. No. 3,778,612; Filed Dec 21 2007; Ser. No. 77358154; Renewal April 20, 2020

Class                   36

Services: Business development services, namely, providing long-term equity and debt investment capital to fund growth, acquisitions and recapitalizations of small and middle-market companies; venture capital investment management; financial investment in the field of private equity and private lending funds; financial portfolio management in the field of private equity and debt funds; investment management; investment of funds for others; management of investments of others through preferred and common stock, subordinated debt, term loans, warrants or rights to acquire equity interests, senior and subordinated loans, or convertible securities; purchase of securities and other financial instruments for others; investment services, namely, asset acquisition, development and management services

“MVC CAPITAL”                                            Registered: June 20, 2006; Reg. No. 3,107,427; Filed December 10, 2002; Ser. No. 76978091; Renewal: June 20, 2026.

Class                   36

Services: Management of private equity and private lending funds, financial investment in the field of private equity and private lending funds, financial portfolio management in the field of private equity and debt funds

Canada

“MVC CAPITAL” Filed: June 30 2014; Application No. 1683333 Pending/Advertised for Opposition

Services: Business development services, namely providing long-term equity and debt investment capital to fund growth, acquisitions and recapitalizations of small and middle-market companies; venture capital investment management; financial investment in the field of private equity and private lending funds; financial portfolio management in the field of private equity and debt funds; investment management; investment of funds for others; management of investments of others through preferred and common stock, subordinated debt, term loans, warrants or rights to acquire equity interests, senior and subordinated loans, or convertible securities; private financial placement of securities and derivatives for others; investment services, namely asset acquisition, development and management services. (2) Management of private equity and private lending funds, financial investment in the field of private equity and private lending funds, financial portfolio management in the field of private equity and debt funds.

SCHEDULE 7.21

Collective Bargaining Agreements

None

SCHEDULE 7.26(a)

Equity Investments

					Fair Value/
					Market
Company	Industry	Investment	Principal	Cost	Value

Schedule 7.26(a)
Actelis Networks, Inc.	Technology Investment	Preferred Stock (150,602 shares) (d, i)		$5,000,003	$—

FOLIOfn, Inc.	Technology Investment - Financial Services	Preferred Stock (5,802,259 shares) (d, i)		15,000,000	5,596,000

MainStream Data, Inc.	Technology Investment	Common Stock (5,786 shares) (d, i)		3,750,000	—

NPWT Corporation	Medical Device Manufacturer	Series B Common Stock (281 shares) (d)		1,231,638	2,000
		Series A Convertible Preferred Stock (5,000 shares) (d)		—	36,000
				1,231,638	38,000

Advantage Insurance Holdings LTD	Insurance	Preferred Stock (750,000 shares) (d, e)		7,500,000	8,015,165

Biovation Acquisition CO.	Manufacturer of Laminate Material and Composites	Common Stock (90 shares)		784,622	555,869

Centile Holdings B.V.	Software	Common Equity Interest (d, e)		3,524,376	4,905,000

JSC Tekers Holdings	Real Estate Management	Common Stock (3,201 shares) (d, e)	4,500	4,000
		Preferred Stock (9,159,085 shares) (d, e)	11,810,188	5,045,700
			11,814,688	5,049,700

Security Holdings B.V.	Electrical Engineering	Common Equity Interest (d, e)	52,846,140	45,300,000

SGDA Europe B.V.	Environmental Services	Common Equity Interest (d, e)	28,544,800	6,020,000

Equus Total Return, Inc.	Regulated Investment Company	Common Stock (4,444,644 shares) (d)	10,030,272	7,644,788

MVC Automotive Group GmbH	Automotive Dealerships	Common Equity Interest (a, d, e)	48,457,838	16,376,000

MVC Private Equity Fund LP	Private Equity	Limited Partnership Interest (a, d, j)	13,838,539	21,939,744
		General Partnership Interest (a, d, j)	353,024	552,016
			14,191,563	22,491,760

RuMe Inc.	Consumer Products	Common Stock (5,297,548 shares) (a, d)	924,475	924,475
		Series C Preferred Stock (23,896,634 shares) (a, d)	3,410,694	6,467,772
		Series B-1 Preferred Stock (4,999,076 shares) (a, d)	999,815	1,667,753
			5,334,984	9,060,000

SIA Tekers Invest	Port Facilities	Common Stock (68,800 shares) (a, d, e)	2,300,000	342,000

U.S. Spray Drying	Specialty Chemicals	Class B Common Stock (784 shares)

Holding Company				5,488,000	5,875,000

Turf Products, LLC	Distributor - Landscaping and	Limited Liability Company Interest (a, d)		3,535,694	3,991,794
	Irrigation Equipment	Guarantee (a)	1	—	(41,034)

Vestal Manufacturing Enterprises, Inc.	Iron Foundries	Common Stock (5,610 shares) (a, d)		250,000	250,000
		Warrants		—	—
				250,000	250,000

			Total	$219,584,618	$141,470,042

SCHEDULE 7.26(b)

Debt Investments

					Fair Value/
					Market
Company	Industry	Investment	Principal	Cost	Value
Agri-Carriers Group, Inc.	Transportation	Senior Subordinated Debt 12.0000% Cash, 3.0000% PIK, 07/20/2017 (a, b)	$11,774,486	$11,787,114	$11,774,486

Biogenic Reagents	Renewable energy	Senior Note 12.0000% Cash, 4.0000% PIK, 07/21/2018 (b)	5,463,002	5,463,002	5,463,002
		Senior Convertible Note 12.0000% Cash, 4.0000% PIK, 07/21/2018 (b)	4,916,702	4,916,702	4,983,082
		Senior Note 12.0000% Cash, 4.0000% PIK, 09/30/2015 (b)	4,165,169	4,165,169	4,165,169
		Senior Subordinated Note 12.0000% Cash, 4.0000% PIK, 09/30/2015 (b)	1,009,556	1,009,556	1,009,556
		Warrants (d)	2	620,077	1,660,689
				16,174,506	17,281,498

Biovation Holdings, Inc.	Manufacturer of Laminate Material and Composites	Bridge Loan 6.0000% Cash, 6.0000% PIK, 10/31/2014 (b)	1,079,325	1,079,325	—
		Warrants (d)	3	397,677	—
				1,477,002	—

Custom Alloy Corporation	Manufacturer of Pipe Fittings	Second Lien Loan, 7.3000% Cash, 3.7000% PIK, 04/30/2020	23,791,903	23,791,903	23,638,469
		Unsecured Subordinated Loan 12.0000% Cash, 09/04/2016	3,000,000	3,000,000	3,000,000
				26,791,903	26,638,469

G3K Display, Inc.	Retail Store Fixtures	Senior Lien Loan 13.0000% Cash, 04/11/2019 (h)	5,625,000	5,625,000	—
		Warrants (d)	1	—	—

				5,625,000	—

Initials Inc	Consumer Products	Senior Subordinated Debt 12.0000% Cash, 3.0000% PIK, 06/22/2020 (a, b)	4,750,000	4,750,000	4,750,000

Inland Environmental & Remediation LP	Environmental Services	Senior Secured Loan 12.0000% Cash, 04/17/2019	15,000,000	14,506,835	8,000,000
		Warrants (d)	1	713,000	—
				15,219,835	8,000,000

Legal Solutions Holdings, Inc.	Business Services	Senior Subordinated Debt 12.0000% Cash, 2.0000% PIK, 07/01/2016 (a, b)	8,705,000	8,718,402	8,705,000

Morey’s Seafood International, LLC	Food Services	Second Lien Loan 10.0000% Cash, 3.0000% PIK, 08/12/2018 (b)	16,047,333	16,047,333	14,371,830

The Results Companies, LLC	Business Services	Senior Subordinated Debt 13.0000% Cash, 2.5000% PIK, 07/01/2016 (a, b)	9,000,000	9,008,330	9,000,000

RX Innovation, Inc.	Software	Senior Subordinated Debt 12.0000% Cash, 4.0000% PIK, 03/01/2016 (a, b)	10,300,000	10,307,845	10,300,000

Thunderdome Restaurants LLC	Restaurants	Second Lien Loan 12.0000% Cash, 06/10/2020	1,965,251	1,965,251	1,965,251

U.S. Spray Drying Holding Company	Specialty Chemicals	Secured Loan 12.0000% Cash, 05/02/2019	1,500,000	1,500,000	1,500,000

Turf Products, LLC	Distributor - Landscaping and	Senior Subordinated Debt 7.0000% Cash, 4.0000% PIK, 11/01/2018 (a, b)	3,895,262	3,895,262	3,862,994
		Warrants (a, d)	150	—	—
				3,895,262	3,862,994

United States Technologies Inc.	Electronis Manufacturer and Repais	Second Lien Loan 10.5000% Cash, 07/17/2020	5,000,000	5,000,000	5,000,000

Vestal Manufacturing Enterprises, Inc.	Iron Foundries	Senior Subordinated Debt 12.0000% Cash 3.0000% PIK, 11/28/2021	6,315,236	6,315,236	6,315,236

			Total	$144,583,019	$129,464,764

SCHEDULE 7.26(a)

Remaining Equity Interests

					Fair Value/Market
(a) Company	Industry	Investment	Principal	Cost	Value
Ohio Medical Corporation	Medical Device Manufacturer	Common Stock (8,512 shares) (a, d)		$15,763,637	$—
		Series A Convertible Preferred Stock 16.0000% PIK (31,346 shares) (a, b)		30,000,000	6,050,797
		Series C Convertible Preferred Stock 16.0000% PIK (9,927shares) (a, b)		22,618,466	32,479,292
				68,382,103	38,530,089

U.S. Gas & Electric, Inc.	Energy Services	Second Lien Loan, 13.0000% Cash, 07/01/2019	$7,500,000	7,500,000	7,500,000
		Unsecured Loan 10.0000% Cash, 4.0000% PIK , 07/01/2018 (b)	3,167,220	3,167,220	3,167,220
		Convertible Series I Preferred Stock (32,200 shares) (d, k)		500,000	83,667,607
		Convertible Series J Preferred Stock (8,216 shares) (d)		—	—
				11,167,220	94,334,827

			Total	$79,549,323	$132,864,916

SCHEDULE 8.1

Financial and Collateral Reporting

Borrower shall deliver, or cause to be delivered to Agent (and Lenders as to (a), (b), (c) and (d) herein below) each of the following:

(a)                                 Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower and its Subsidiaries, their filed Form 10-K together with their audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and results of operations of Borrower and its Subsidiaries;

(b)                                 Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and its Subsidiaries, their filed Form 10-Q together with their consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  Year End Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each fiscal year of Borrower and its Subsidiaries, their unaudited consolidated balance sheet and related statements of operations, stockholders’ equity, and cash flows as of the end of and for such year (without any footnotes) and availability projections for the quarterly periods for the current fiscal year, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal periods, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                                 Accountant’s Certificate. Concurrently with the delivery of the financial statements referred to in clause (a) above: (i) the unqualified opinion of independent certified public accountants with respect to the audited combined financial statements, which independent accounting firm shall be selected by Borrower and reasonably acceptable to Agent, that such audited combined financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended, and (ii) a separate statement certifying that, in making the examination necessary therefor no knowledge

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was obtained of any Default or Event of Default, or if any such Default or Event of Default shall exist, stating the nature and status of such event;

(e)                                  Compliance Certificate. Concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate by Responsible Officer of Borrower, (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a combined basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 10 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f)                                   Borrowing Base Certificate. As soon as possible after the end of each calendar month (but in any event within thirty (30) days after the end thereof), or more frequently as Agent may require at any time that the Borrower has Excess Availability of less than Five Million Dollars ($5,000,000), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding calendar month, duly completed and executed by a Responsible Officer of Borrower (and nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent and Lenders contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and, absent manifest error, be conclusive and binding upon Borrower) together with a worksheet of calculations prepared by Borrower to determine Eligible Debt Investments, such worksheets detailing the Debt Investments excluded from Eligible Debt Investments and the reason for such exclusion and sales and collection data for the prior calendar month;

(g)                                  Collateral Reports. As soon as possible after the end of each calendar month (but in any event within thirty (30) Days after the end thereof), or more frequently as Agent may require at any time that the Borrower has Excess Availability of less than Five Million Dollars ($5,000,000):

(i)                             a schedule detailing the Investments, in form satisfactory to Agent, indicating who has possession of the loan documents or certificates evidencing such Investments, by industry;

(ii)                          Borrower’s standard form of Portfolio Review Sheet with respect to each Debt Investment;

(iii)                       a detailed loan delinquency report prepared in a manner reasonably acceptable to Agent;

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(iv)                      a summary of all Deposit Accounts not maintained with the Agent, including month end balances and all deposits and withdrawals for the prior month;

(v)                         a reconciliation of the loan balance per Borrower’s general ledger to the loan balance under this Agreement; and

(vi)                      such other reports as the Agent may require.

(h)                                 MVC Purchases and Sales Journal. As soon as possible after the end of each calendar month (but in any event within thirty (30) Days after the end thereof), or more frequently as Agent may require at any time, a detailed report of all Portfolio Company acquisitions and sales, all prepared in a manner reasonably acceptable to Agent;

(i)                                     Tax Returns. As soon as possible and in any event within twenty (20) days of filing thereof, copies of all tax returns filed by Borrower and all Guarantors;

(j)                                    Public Information. Promptly after the same are available, copies of each annual report, proxy or annual or quarterly financial statement or other report or communication sent to the equity holders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934;

(k)                                 Management Letters, Etc. Promptly after any request by Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or equivalent governing body (or the audit committee of the board of directors or such equivalent governing body) of Borrower by independent accountants in connection with the accounts or books of Borrower and its Subsidiaries, or any audit of any of them;

(l)                                     Notices of Investigations. Promptly, and in any event within five (5) Business Days after receipt thereof by Borrower, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Credit Parties;

(m)                             Insurance. Concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate by a Responsible Officer of Borrower attaching the insurance binder or other evidence of insurance for any insurance coverage of Borrower that was renewed, replaced or modified during the period covered by such financial statements.

(n)                                 Within ten (10) Business Days of receipt thereof by the Borrower, notice of any material issues that impact the Borrower and its operations which are cited in the Borrower’s compliance and similar reports regarding the operations and affairs of the Borrower prepared by third parties, including, without limitation, the US Bancorp Fund Services, LLC quarterly Fund Compliance Report and summary of compliance statistics and the U.S. Bancorp Fund Services Risk Management/Compliance Review of Compliance Controls; and

3

(o)                                 Additional Information. As soon as possible after the end of each calendar month (but in any event within ten (10) Business Days after the end thereof), in any month when any of the following events occurs or upon the written request of the Agent,

(i)                                     a certificate by a Responsible Officer of Borrower consisting of a report of any new Deposit Account established or used by Borrower with any bank or other financial institution and any existing Deposit Account currently established or used by Borrower with any bank or other financial institution that is at any time identified after the date hereof and was not set forth in the Perfection Certificate, including in each case, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report,

(ii)                                  true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to Indebtedness that Agent has not otherwise received; and

(p)                                 Additional Debt Investments Information. As soon as possible, and in any event within ten (10) Business days after the Borrower’s Chief Executive Officer or Chief Financial Officer obtaining knowledge thereof, a written notice from the Borrower describing their knowledge of a Debt Investment Obligor Material Adverse Effect, the acceleration of any Debt Investment and any event or circumstance which, to the best of any Borrower’s knowledge, would cause Agent to consider any then existing Debt Investment as no longer constituting an Eligible Debt Investment;

(q)                                 Additional Portfolio Company Information. As soon as possible, and in any event within ten (10) Business days after the Borrower’s Chief Executive Officer or Chief Financial Officer obtaining knowledge thereof, a written notice from the Borrower describing their knowledge of a Portfolio Company Material Adverse Effect, a material decrease in the value of any Equity Interest in any Portfolio Company; and

(r)                                    General. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or compliance with the terms of this Agreement, as Agent may reasonably request.

4

SCHEDULE 8.5

Permitted Investments

None

1

SCHEDULE 8.10

Bank Accounts

(a) Credit Party	Bank Name	Account #

MVC Financial Services, Inc.	US Bank	190006154100

MVC Financial Services, Inc.	US Bank	190006154100A

MVC Financial Services, Inc.	US Bank	190006154100B

MVC Capital, Inc.	JPMorgan	W46795006

MVC Capital, Inc.	US Bank	19-5290

MVC Capital, Inc.	US Bank	19-5290A

MVC Capital, Inc.	US Bank	19-5290B

MVC Capital, Inc.	US Bank	19-5290D

MVC Capital, Inc.	US Bank	19-5290E

MVC Cayman	US Bank	19-5291

MVC Capital, Inc.	BB&T	1182001102

MVC Capital, Inc.	BB&T	1182000648

MVC Capital, Inc.	BB&T	1182000602

MVC Capital, Inc.	BB&T	30689144

1

SCHEDULE 9.1

Permitted Indebtedness

None

1

SCHEDULE 9.2

Permitted Liens

None

1

SCHEDULE 12.1(b)

Disqualified Lenders

Highland Capital Management, L.P.,

Longroad Asset Management, LLC,

Black Diamond Capital Management, L.L.C.

and any known Affiliate of any of the foregoing.

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